Cross Border Resources, Inc. 8-K
Exhibit 10.1

$100,000,000.00

SENIOR FIRST LIEN SECURED CREDIT AGREEMENT

Among

RED MOUNTAIN RESOURCES, INC., CROSS
BORDER RESOURCES, INC., BLACK ROCK CAPITAL, INC., AND

RMR OPERATING, LLC

as Borrowers,

and

INDEPENDENT BANK

as Lender

February 5, 2013

i

Senior First Lien Secured Credit Agreement – Page ii

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EXHIBITS:

Exhibit A	-	Borrowing Base Oil and Gas Properties
Exhibit B	-	Not Applicable
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Note
Exhibit E	-	Form of Notice of Borrowing
Exhibit F	-	Not Applicable

SCHEDULES:

Schedule 1	-	Borrower and Lender Information
Schedule 1.01	-	Excluded Subsidiaries
Schedule 4.01	-	Equity Interests
Schedule 4.05	-	Material Adverse Changes
Schedule 4.07	-	Litigation and Disputes
Schedule 4.12	-	Casualties
Schedule 4.13	-	Restrictions; Defaults
Schedule 4.16	-	Gas Imbalances
Schedule 4.19	-	Material Agreements; Debt Instruments
Schedule 4.20	-	Hedging Agreements
Schedule 4.21	-	Suspension and Offsets
Schedule 4.22	-	Other Oil and Gas Properties
Schedule 4.25	-	Purchasers of Production
Schedule 6.01	-	Liens
Schedule 6.02	-	Debt
Schedule 6.07	-	Investments

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SENIOR FIRST LIEN SECURED CREDIT AGREEMENT

This Senior First Lien Secured Credit Agreement dated as of February 5, 2013 (the “Closing Date”) is among RED MOUNTAIN RESOURCES, INC., a Florida corporation, CROSS BORDER RESOURCES, INC., a Nevada corporation, BLACK ROCK CAPITAL, INC., an Arkansas corporation and RMR OPERATING, LLC, a Texas limited liability company (jointly and severally, the “Borrowers” and individually each a “Borrower”) and INDEPENDENT BANK, a Texas banking corporation (“Lender”).

A.          Borrowers have requested that Lender make available to Borrowers a credit facility for the extensions of loans and letters of credit, and Lender has agreed to make such credit facility available subject to the terms and conditions set forth herein.

B.           The parties hereto desire to evidence their agreement in writing as provided herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                      Certain Defined Terms.  As used in this Agreement, the terms defined above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Hydrocarbon Hedge Agreement” means:

(a)           a Hydrocarbon Hedge Agreement meeting each of the following criteria unless a variation therefrom is consented to in writing by the Lender, such consent not to be unreasonably withheld or delayed:

(i)           The quantity of gaseous and liquid hydrocarbons owned by the Borrowers subject to the Hydrocarbon Hedge Agreement (other than floors covered by clause (b) below) at the time of entering into the Hydrocarbon Hedge Agreement shall not, without the prior written approval of the Lender (such approval not to be unreasonably withheld or delayed), be greater than (aa) for natural gas, 75% of the monthly Projected Production of natural gas from the Oil and Gas Properties of the Borrowers used in determining the Borrowing Base and not the subject of Hydrocarbon Hedge Agreements under clause (b) below, (bb) for oil, 75% of the monthly Projected Production of oil from the Oil and Gas Properties of the Borrowers used in determining the Borrowing Base and not the subject of Hydrocarbon Hedge Agreements under clause (b) below and (cc) for condensate and natural gas liquids, including gas processing plant products, 75% of the monthly Projected Production of such liquids from the Oil and Gas Properties of the Borrowers used in determining the Borrowing Base and not the subject of Hydrocarbon Hedge Agreements under clause (b) below; in any case, as forecast in the most recent engineering review prepared by Lender;

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(ii)         The “strike prices” under the Hydrocarbon Hedge Agreement, at the time of entering into the Hydrocarbon Hedge Agreement, shall not be less than the lowest prices utilized in the most recent base case evaluation of the Oil and Gas Properties of the Borrowers used by the Lender in determining the Borrowing Base as of the time the relevant agreements are entered into, except that under certain downside conditions such lower strike price as the Lender may approve in writing following a written request by the Borrowers may be used;

(iii)        Lender must have given its prior written consent to the counterparty (such consent not to be unreasonably withheld or delayed) under the Hydrocarbon Hedge Agreement, except that such consent shall not be necessary for a Hydrocarbon Hedge Agreement entered into with a Swap Counterparty that is a Non-Lender Swap Counterparty so long as such Non-Lender Swap Counterparty has a long-term unsecured senior, non-credit enhanced debt rating by Standard & Poor’s Rating Group or Moody’s Investor Service Inc. of not less than A or A2, respectively;

(iv)        Such Hydrocarbon Hedge Agreement has a term of not less than three (3) years in duration;

(v)         The Hydrocarbon Hedge Agreement is a Hedge Agreement entered into in the ordinary course of business for the principal purpose of protecting against fluctuations in commodity prices or commodity basis risk and not for purpose of speculation;

(vi)        The Hydrocarbon Hedge Agreement does not involve the sale of any calls other than calls sold in order to complete a permitted collar being executed; provided that, (aa) such call shall cover only Projected Production reflected at the time such call is sold, (bb) both such call and the corresponding put purchase to complete the collar shall cover the same period and the same volume of Projected Production, and (cc) such call is otherwise permitted under the terms of this definition;

(vii)       The Hydrocarbon Hedge Agreement does not involve the purchase of any calls except calls purchased at the time a collar is put in place to serve as a so-called “blowout preventer”, which purchased calls shall cover the same period and the same volume of Projected Production as covered by such collar;

(viii)      The Hydrocarbon Hedge Agreement is unsecured unless subject to an Intercreditor Agreement;

(ix)         The Hydrocarbon Hedge Agreement does not involve the sale of any puts; and

(x)          The Hydrocarbon Hedge Agreement does not involve “put spreads” or “call spreads” as such terms are commonly understood by swap dealers.

As used in this definition, the term “Projected Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price), as applicable, for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Borrowers which are Collateral and which have attributable to them oil or gas proven reserves which are categorized as “Proved Reserves” as reflected in the engineering review prepared by the Lender in connection with the most recent determination of the Borrowing Base hereunder, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report; and

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(b)           a Hydrocarbon Hedge Agreement in the form of minimum price guarantees or “floors”, limited to 100% of the monthly Projected Production for each of oil, natural gas and natural gas liquids from the Borrowers’ Oil and Gas Properties used in determining the Borrowing Base and not subject to Hydrocarbon Hedge Agreements under clause (a) above and otherwise satisfying the requirements of subclauses (ii) through (x) of clause (a) of this definition.

“Acceptable Security Interest” means, with respect to any Property, a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Creditors, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the Total Obligations, and (d) is perfected and enforceable.

“Advance” means an advance by Lender to Borrowers pursuant to Section 2.01(a) as part of a Borrowing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise; provided that, in any event (i) any Person who owns directly or indirectly ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of the Governing Body of a Business Entity or ten percent (10%) or more of the Equity Interests of any other Business Entity (other than as a limited partner (or member in a limited liability company in the nature of a limited partner) of such other Person) will be deemed to control such Business Entity, and (ii) any Subsidiary of a Borrower shall be deemed to be an Affiliate of such Borrower.

“Aggregate Outstanding Exposure” means the sum of the aggregate outstanding principal amount of the Advances plus the Letter of Credit Exposure at any time.

“Agreement” means this Senior First Lien Secured Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Applicable Law” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing), and the terms of any Permit, including, but not limited to, Regulations D, T, U, and X, that is applicable to such Person.

“Black Rock” means Black Rock Capital, Inc., an Arkansas corporation.

“Borrowers” and “Borrower” has the meaning set forth in the preamble hereof.

“Borrowing” means a borrowing consisting of Advances made on the same day by Lender pursuant to Section 2.01(a).

“Borrowing Base” means, at any particular time, the Dollar amount determined by Lender to be the Borrowing Base in accordance with Section 2.02.

“Borrowing Base Deficiency” means the occurrence at any time in which the Aggregate Outstanding Exposure exceeds the lesser of (a) the Borrowing Base and (b) the Commitment.

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“Borrowing Base Oil and Gas Properties” means those Oil and Gas Properties of Borrowers that are described in any Engineering Report submitted to Lender by Borrowers, together with (a) those Oil and Gas Properties of Borrowers that are described in Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended and supplemented from time to time, and (b) any other Oil and Gas Properties of any Borrower that are described in and covered by (or purported to be covered by) any of the Security Documents, whether or not such Oil and Gas Properties are described in Exhibit A attached hereto.

“Borrowing Base Utilization Percentage” means the ratio, expressed as a percentage, of (a) the Aggregate Outstanding Exposure to (b) the Borrowing Base.

“Business Day” means a day of the year other than (i) a Saturday or a Sunday or (ii) a legal holiday on which banks are required or authorized to close in Dallas, Texas.

“Business Entity” means any Person described in clause (b) of the definition of Person.

“Capital Expenditures” means, for Borrowers and the Subsidiaries for any period, the aggregate of all expenditures that are for items which should be capitalized in accordance with GAAP plus any intangible drilling and development expenditures deemed under GAAP to have been incurred in such period.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special interest bearing cash collateral account pledged by one or more Borrowers to Lender and maintained with Lender in accordance with Section 2.07(g).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means any event or circumstance that results in (a) the acquisition of ownership, directly or indirectly, beneficially or of records, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Red Mountain, (b) Red Mountain ceasing to own at least 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Cross Border, or (c) any Borrower ceasing to own 100% of the Equity Interest in any of its Relevant Subsidiaries.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date set forth in the preamble of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all regulations thereunder.

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“Collateral” means (a) all “Collateral” and “Mortgaged Property” (as defined in each of the Mortgages and the Security Agreements, as applicable) or similar terms used in the Security Documents, and (b) all amounts contained in each Borrower’s Cash Collateral Accounts.

“Collateral Agent” means Lender in its capacity as collateral agent for the Secured Creditors under the Security Documents and the Intercreditor Agreement.

“Commitment” means the obligation of Lender to make Advances pursuant to Section 2.1(a) in an aggregate principal amount of Twenty Million and No/100 Dollars ($20,000,000.00), subject, however, to termination pursuant to Article VII.

“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitment pursuant to Article VII.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit C.

“Consolidated Net Income” means, with respect to Borrowers and their consolidated Subsidiaries, for any period, the net income (or loss) for such period after taxes, as determined in accordance with GAAP, excluding, however (without duplication), (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement, impairment or other disposition of capital assets other than in the ordinary course of business and (ii) any write-up or write-down of assets, (b) the cumulative effect of any change in GAAP and (c) income or loss of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries or the date that such Person’s assets are acquired by a Borrower or any of its Subsidiaries, provided further that nothing herein shall be construed to permit any Borrower to enter any transactions not permitted under this Agreement.

“Control Percentage” means, with respect to any Business Entity, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Business Entity having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the applicable Governing Body of such Business Entity.

“Controlled Group” means all members of a controlled group of corporations and all other Business Entities under common control which, together with Borrowers, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means (a) an Advance made by Lender and (b) the issuance, increase, or extension of any Letter of Credit by Lender.

“Cross Border” means Cross Border Resources, Inc., a Nevada corporation.

“Current Assets” means all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Borrowers and their consolidated Subsidiaries as of the date of calculation, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, plus the then current Unused Commitment, but excluding non-cash derivative current assets arising from Hydrocarbon Hedge Agreements.

“Current Liabilities” means all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of the Borrowers and their consolidated Subsidiaries, but excluding current maturities in respect of the Obligations, both principal and interest, and non-cash derivative current liabilities arising from Hydrocarbon Hedge Agreements.

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“Debt” means as to any Person, without duplication (whether contingent or otherwise):

(a)           all obligations of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

(b)           obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)           obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable);

(d)           obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases;

(e)           all liabilities which in accordance with applicable accounting principles would be included in determining total liabilities of such Person on the liability side of a balance sheet;

(f)            net obligations of such Person under any Hedge Agreement;

(g)           obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and

(h)           indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Lien on or in respect of any Property of such Person.

“Debt Instruments” means all instruments and agreements providing for, evidencing, securing or otherwise relating to any Debt of each Borrower and each of its Subsidiaries, in each case, involving Debt in excess of $200,000.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means a rate per annum at all times equal to the sum of (a) the greater of (i) the Reference Rate in effect from time to time and (ii) four percent (4.0%), plus (b) three percent (3%), but in no event in excess of the Maximum Rate.

“Deposit Account Control Agreement” means, with regard to any bank account of any Borrower maintained with a bank other than Lender, a deposit account control agreement among such Borrower, Lender, and such bank in form and content satisfactory to Lender.

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“Disposition” means, whether voluntary or involuntary, any sale, lease, transfer, assignment, farm-out, conveyance, forfeiture or other disposition, whether voluntary or involuntary, of any Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest or the right to receive any income or revenue attributable thereto).

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDAX” means, without duplication, for Borrowers and their consolidated Subsidiaries for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income: (i) Interest Expense, (ii) income taxes, (iii) depreciation, (iv) depletion, and amortization expenses, (v) dry hole and exploration expenses, (vi) any non-cash losses or charges on any Hedge Agreements with a Swap Counterparty resulting from the requirements of FASB Statement 133 for that period, (vii) extraordinary or non-recurring losses, (viii) expenses that could be capitalized under GAAP, but by election of Borrowers are being expensed for such period in accordance with GAAP, (ix) costs associated with intangible drilling costs, (x) other non-cash charges for such period, (xi) one-time expenses associated with transactions associated with (b) (i) through (iv) minus (c) (i) any non-cash income on any Hedge Agreements with a Swap Counterparty resulting from the requirements of FASB Statement 133 for that period, (ii) extraordinary or non-recurring income, and (iii) other non-cash income for such period.

“EHS Regulations” means all applicable federal, state or local laws with respect to any environmental, pollution, toxic or hazardous waste or human health and safety law, including those promulgated by the United States Environmental Protection Agency, the Federal Energy Regulatory Commission, the Department of Energy, the Occupational Safety and Health Administration, the Department of the Interior, or any other Governmental Authority, or any of their predecessor or successor agencies.

“Engineering Report” means a report, in form and content reasonably satisfactory to Lender prepared by Borrowers’ staff engineers or an Independent Engineer, as specified herein, addressed to Lender with respect to the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties that are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions provided by Lender to Borrowers, which product prices and cost escalation assumptions shall be substantially the same as used by Lender for its other loans for similarly situated properties and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise requested by Lender.

“Environment” or “Environmental” have the meanings set forth in 43 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, written claim, written demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) that seeks to impose liability under any Environmental Law.

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“Environmental Law” means, as to Borrowers or their Relevant Subsidiaries, all Applicable Laws or common law theories applicable to Borrowers or Relevant Subsidiaries arising from, relating to, or in connection with the Environment, human health, or environmental safety, including without limitation CERCLA and EHS Regulations, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous substances, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any Permit under any Environmental Law.

“Equity Interest” means with respect to any Business Entity, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests or any other ownership interests in such Business Entity, including any options, warrants or similar rights to purchase such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Subsidiary” means (i) any Subsidiary of a Borrower other than a Relevant Subsidiary, (ii) any Subsidiary of an Excluded Subsidiary, or (iii) subject to the written approval of Lender, any Subsidiary which a Borrower has designated in writing to Lender to be an Excluded Subsidiary, including the Subsidiaries of Borrowers set forth on Schedule 1.01.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Final Payment Date” means the date on which (i) the Commitment has expired or been terminated, (ii) the Total Obligations have been paid in full (other than contingent obligations that survive the termination of this Agreement for which no claim has been made), (iii) either all Letters of Credit have expired or terminated or the Borrowers have granted to Lender a perfected security interest in cash collateral equal to the Letter of Credit Exposure relating to each outstanding Letter of Credit and (iv) this Agreement and the Intercreditor Agreement have terminated.

“Financial Statements” means, with regard to any period, the balance sheet of Borrowers and their consolidated Subsidiaries as of the last day of such period and the related statements of income, cash flow, and retained earnings of Borrowers and their consolidated Subsidiaries for the period then ended (with attached auditor’s report for all year-end Financial Statements).

“Funded Debt” means, as of any date of determination, the sum of all Debt for borrowed money (whether as a direct obligor on a promissory note, a bond, debenture, loan agreement or other similar instruments or a reimbursement obligor on a letter of credit, a guarantor, or otherwise), including under this Agreement and other Debt for borrowed money permitted under Section 6.02.

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“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.  Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governing Agreements” means with respect to any Person (a) the articles or certificate of incorporation, certificate of formation or partnership, articles of organization (or the equivalent organizational documents) of such Person and (b) the by-laws, limited liability company agreement, partnership agreement or agreement of limited partnership (or the equivalent governing document) of such Person.

“Governing Body” means, (i) in the case of a corporation, its board of directors, (ii) in the case of a limited liability company, its members or its managers, depending on how the management of such Business Entity is allocated in its governing documents, (iii) in the case of a general partnership or joint venture, the partners or the joint venturers thereof, respectively, (iv) in the case of a limited partnership, the applicable governing body of the general partner thereof, if such general partner is a Business Entity, and (v) in the case of any other business entity not specified herein, the designees thereof that, pursuant to the governing documents of such business entity, fulfill the responsibilities typically discharged by a board of directors of a corporation.

“Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority or tribal authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.

“Green Shoe / Little Bay Debt” means the Debt owed by Cross Border to Red Mountain under and pursuant to (a) the Promissory Note dated April 15, 2011, in the stated principal amount of $552,041.69 executed by Cross Border and payable to the order of Green Shoe Investments Ltd. and (b) the Promissory Note dated April 15, 2011, in the stated principal amount of $596,618.54 executed by Cross Border and payable to the order of Little Bay Consulting SA, subsequently acquired by Red Mountain.

“Guarantor” means each Person who is a party as a “Guarantor” to a Guaranty.

“Guaranty” means a Guaranty, in form and content satisfactory to Lender, executed by a Guarantor whereby the guarantors named therein guarantee the Obligations, and “Guaranties” shall mean all such guaranties collectively, as the same may be amended, restated or supplemented from time to time.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including, without limitation, pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, deferred premium commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions,

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currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”).

“Hydrocarbon Hedge Agreement” means a Hedge Agreement between Borrowers or any one of them and a Swap Counterparty that is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Independent Engineer” means Russell K. Hall & Associates or any other independent, third-party engineering firm acceptable to Lender.

“Initial Engineering Report” means the Engineering Report delivered by Borrowers to Lender prior to the Closing Date.

“Intercreditor Agreement” means an intercreditor agreement, among a Non-Lender Swap Counterparty, the Collateral Agent, Borrowers and Lender, in form and content satisfactory to the Collateral Agent, Lender and Borrowers.

“Interest Expense” means, for Borrowers and their consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses which are classified as interest in conformity with GAAP, incurred in connection with any Funded Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means a Hedge Agreement between a Borrower and a Swap Counterparty that provides for the exchange of notional interest obligations between such Borrower and such Swap Counterparty or the cap of the interest rate on any Debt of a Borrower

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the lessee thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Letter of Credit” means, individually, any standby letter of credit issued or deemed issued by Lender for the account of Borrowers in connection with the Commitment that is subject to this Agreement and “Letters of Credit” means all such letters of credit collectively.

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“Letter of Credit Application” means Lender’s standard form letter of credit application for standby letters of credit that has been executed by Borrowers and accepted by Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time, plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Obligations” means any obligations of Borrowers under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

(b)           negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 365 days from the date of acquisition thereof issued by any bank or trust company which has primary capital of not less than $150,000,000;

(c)           commercial paper issued by any Person, if at the time of purchase, such commercial paper is rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P-1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by Borrowers with the consent of Lender; and

(d)           deposits in money market funds investing exclusively in investments described in clauses (a), (b) and (c) above.

“Loan Documents” means this Agreement, the Note, the Letter of Credit Documents, the Security Documents, each Guaranty, the Subordination Agreements any Intercreditor Agreement, the Post Closing Agreement, and each other agreement, instrument, or document executed by any Loan Party in connection with this Agreement.

“Loan Party” means each Borrower and each Relevant Subsidiary that is or hereafter becomes a party to a Loan Document.  “Loan Parties” means all such parties.

“Marketable Title” means good and defensible title and ownership, free and clear of all mortgages, liens and encumbrances, except for Permitted Liens.

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“Material Adverse Effect” means a material adverse effect on (a) the business, assets (including the Borrowing Base Oil and Gas Properties), liabilities (actual or contingent), financial condition or results of operations of the Borrowers and their respective Relevant Subsidiaries taken as a whole, (b) the ability of any Borrower to perform any of its obligations under this Agreement or any other Loan Document, or any Hedge Agreement with a Swap Counterparty to which it is a party, or (c) the ability of any Relevant Subsidiary to perform its obligations under any Loan Document to which it is a party.

“Material Agreements” means all Operating Agreements; Hydrocarbon purchase, sales, exchange, processing, gathering, treatment, compression and transportation agreements; farmout or farmin agreements; exploration agreements; unitization agreements; joint venture, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements, servicing contracts; easements; pooling agreements; surface leases, Permits, rights-of-way, servitudes, or other agreements, the non-compliance with which by a Borrower would cause a Material Adverse Effect.  Notwithstanding the foregoing, Material Agreements do not include the Loan Documents, Hedge Agreements with a Swap Counterparty, and Leases of the Loan Parties.

“Maturity Date” means February 5, 2016.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Mortgage” means any mortgage or deed of trust, in form and content reasonably satisfactory to Lender, executed by a Borrower in favor of the Collateral Agent or Lender for the ratable benefit of the Secured Creditors, as the same may be amended, restated, supplemented or otherwise modified from time-to-time.

“Monthly Commitment Reduction” means the amount by which the Commitment shall be reduced as of the first day of each calendar month pursuant to Section 2.02.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means (a) with respect to any Disposition of any Property by any Person, the aggregate amount of cash and non-cash proceeds from such transaction received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses.  Non-cash proceeds include any proceeds received by way of deferred payment of principal calculated on a combined basis as of such time pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise.

“Non-Lender Swap Counterparty” means BP Energy Company and/or any of its Affiliates, subject to the provisos hereinafter, and (ii) any other swap counterparty, other than Lender, that is a counterparty to any Hedge Agreement with any Borrower, provided that (x) such Hedge Agreement satisfies the requirements under Section 6.15 and (y) such swap counterparty enters into an Intercreditor Agreement.

“Non-Lender Swap Counterparty Obligations” means the obligations owed by Borrowers to any Non-Lender Swap Counterparty pursuant to a Hedge Agreement that satisfies the requirements under Section 6.15.

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“Note” means a promissory note of Borrowers payable to the order of Lender, in substantially the form of the attached Exhibit D, evidencing indebtedness of Borrowers to Lender resulting from Advances and extensions of credit under Letters of Credit.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of each Borrower.

“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, Letter of Credit Obligations and other amounts payable by Borrowers or any other Loan Parties to Lender under the Loan Documents and (b) all financial obligations of Borrowers owing to any Swap Counterparty (other than any Non-Lender Swap Counterparty) under any Hedge Agreement.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, together with all contracts executed in connection therewith, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas properties and interests, or any interest therein, and all proceeds thereof.

“Operating Agreement” means (a) any (joint) operating agreements covering or relating to any one or more of the Borrowing Base Oil and Gas Properties and (b) any subsequently executed (joint) operating agreement covering or relating to any one or more of the Borrowing Base Oil and Gas Properties that is executed after the date hereof by any Borrower or any other Loan Party in the ordinary course of business.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, registration, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Debt”  means the Debt permitted to exist pursuant to Section 6.02.

“Permitted Liens” means the Liens permitted to exist pursuant to Section 6.01.

“Person” means (a) an individual and (b) a partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity formed under the laws of any particular state for the purpose of conducting business, or any government or any political subdivision or agency thereof.

“Plan” (whether or not capitalized) means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Post-Closing Agreement” means Agreement Regarding Post Closing Items dated of even date herewith among Borrowers and Lender.

“Primary Accounts” has the meaning assigned to such term in Section 4.27.

“Primary Lending Office” means 3090 Craig Drive, McKinney, Texas  75070.

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“Property” means any property or assets (whether real, personal, or mixed, tangible or intangible) of any Person.

“Proved Reserves” or “Proven Reserves” has the meaning given that term in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question; “Proved Developed Producing Reserves” or “PDP Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in such definitions.

“PV9” means the present value of future net income, discounted to present value at the simple interest rate of nine percent (9%) per year.

“Red Mountain” means Red Mountain Resources, Inc., a Florida corporation.

“Reference Rate” means the U.S. prime rate as published in The Wall Street Journal’s “Money Rates” table for such day.  If multiple prime rates are quoted in such table, then the highest U.S. prime rate quoted therein shall be the prime rate.  In the event that a U.S. prime rate is not published in The Wall Street Journal’s “Money Rates” table for any reason or The Wall Street Journal is not published that day in the United States of America for general distribution, Lender will choose a substitute U.S. prime rate, for purposes of calculating the interest rate applicable hereunder, which is based on comparable information, until such time as a prime rate is published in The Wall Street Journal’s “Money Rates” table.  Each change in the prime rate shall become effective without notice to the Borrower on the effective date of each such change.

“Regulations U and X” mean Regulations U and X of the Federal Reserve Board, as the same are from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of Borrowers to reimburse Lender for amounts paid by Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d).

“Release” has the meaning set forth in CERCLA or under any other Environmental Law.

“Relevant Subsidiary” means any Subsidiary Guarantor.

“Response” has the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer, or Executive Vice President, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, or such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer, or Executive Vice President and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) in respect of the Equity Interest of such Person or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest in such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest in such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person.

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“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Creditors” means the Collateral Agent, Lender, and the Swap Counterparties.

“Security Agreements” means the Security Agreements, each in form and content reasonably satisfactory to Lender, executed by Borrowers from time to time in favor of the Collateral Agent or Lender for the ratable benefit of the Secured Creditors, as the same may be amended, restated or otherwise modified from time to time.

“Security Documents” means, collectively, (a) the Mortgages, (b) the Transfer Letters, (c) the Security Agreements, (d) the Notices of Assignment, (e) each Deposit Account Control Agreement, (f) each other agreement, instrument or document executed at any time in connection with the Mortgages or Security Agreements in order to perfect the Liens thereof, (g) each agreement, instrument or document executed in connection with the Cash Collateral Account, and (h) each other agreement, instrument or document executed at any time in connection with securing the Obligations or the Total Obligations.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means all Debt of one or more Borrowers owing to any Person that has been subordinated to the Obligations by a Subordination Agreement including, without limitation, (a) Debt owing by Red Mountain to Hyman Belzberg, William Belzberg, and Caddo Management, Inc., (b) Debt owing by Red Mountain to SST Advisors, (c) the Swiss Debt, and (d) the Green Shoe / Little Bay Debt.

“Subordination Agreement” means a written agreement, in form and substance satisfactory to Lender, under which the Debt of one or more Borrowers to any other Person is subordinated to the Obligations.

“Subsidiary” of a Person means any Business Entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the Governing Body of such Business Entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled (i) by such Person, (ii) by such Person and one or more Subsidiaries of such Person or (iii) by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of Borrower (other than a Subsidiary that is a Borrower).

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“Subsidiary Guarantor” means each Subsidiary (other than a Borrower that is a Subsidiary) of a Borrower that is a Guarantor.

“Super Fund Sites” means those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

“Swap Counterparty” means, with respect to any Hedge Agreement, (i) Lender or Affiliate of Lender, and (ii) any Non-Lender Swap Counterparty, in each case, that is a counterparty to any Hedge Agreement with a Borrower.

“Swiss Debt” means the Debt owed by Red Mountain to (a) Hohenplan Privatstiftung evidenced by a promissory note dated November 25, 2011, in the stated principal amount of $1,000,000.00 and a promissory note dated July 30, 2012, in the stated principal amount of $1,000,000.00, in each case executed by Red Mountain and payable to the order of Hohenplan Privatstiftung and (b) Personalvorsorge Der Autogrill Schweiz AG evidenced by a promissory note dated November 25, 2011, in the stated principal amount of $1,500,000.00 executed by Red Mountain and payable to the order of Personalvorsorge Der Autogrill Schweiz AG.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of Borrower or any of its controlled Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001 (a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Obligations” means, collectively, the Obligations and the Non-Lender Swap Counterparty Obligations.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in form and content reasonably satisfactory to Lender, executed by Borrowers executing a Mortgage, as each of the same may be amended, restated or otherwise modified from time-to-time.

“Unused Commitment Amount” means at any time, (a) the lesser of (i) the Commitment at such time or (ii) the Borrowing Base in effect at such time minus, in each case, (b) the sum of the Aggregate Outstanding Exposure at such time.

Section 1.02                      Computation of Time Periods.  In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.03                      Accounting Terms; Changes in GAAP.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all Financial Statements and certificates and reports as to financial matters required to be delivered to Lender hereunder shall (unless otherwise disclosed to Lender in writing at the time of delivery thereof) be prepared, in accordance with GAAP.  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly Financial Statements furnished to Lender pursuant to Section 5.06 hereof most recently delivered prior to or concurrently with such calculations.

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If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrowers or Lender shall so request, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender, such approval not to be unreasonably withheld or delayed); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) Borrowers shall provide to Lender Financial Statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.

Section 1.04                      Miscellaneous.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

ARTICLE II
CREDIT FACILITIES

Section 2.01                      Commitment for Advances.

(a)           Advances.  Lender agrees, on the terms and conditions set forth in this Agreement, to make Advances to Borrowers from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount not to exceed the Unused Commitment Amount.  Each Borrowing shall be in an amount not less than the lesser of (i) $100,000, and in integral multiples of $100,000 in excess thereof, and (ii) the Unused Commitment Amount.  Within the limits of the Commitment and the Borrowing Base, and subject to the terms of this Agreement, Borrowers may from time to time borrow, prepay, and reborrow Advances.

(b)           Note.  The indebtedness of Borrowers to Lender resulting from the Advances owing to Lender shall be evidenced by the Note of Borrowers payable to the order of Lender.

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Section 2.02                      Borrowing Base and Monthly Commitment Reduction.

(a)           Borrowing Base.  The initial Borrowing Base in effect as of the date of this Agreement is $20,000,000 and the initial Monthly Commitment Reduction is $0.00.  The Monthly Commitment Reduction shall apply on February 1, 2013 and on the first date of each calendar month thereafter until redetermined as set forth in this Section 2.02.  Such initial Borrowing Base and the Monthly Commitment Reduction shall remain in effect until the next redetermination made pursuant to this Section 2.02.  The Borrowing Base and Monthly Commitment Reduction shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c).

(b)           Calculation of Borrowing Base and Monthly Commitment Reduction.

(i)           Borrowers shall deliver to Lender an Engineering Report on the semi-annual dates specified in Section 5.06(d) and such other information as may be reasonably requested by Lender with respect to the Borrowing Base Oil and Gas Properties.

(ii)         Within thirty (30) days after receipt of an Engineering Report and such other information as may be requested by Lender pursuant to this Agreement, Lender shall make a determination of the new Borrowing Base and the Monthly Commitment Reduction and shall, by written notice to Borrowers, designate the new Borrowing Base available to Borrowers and the Monthly Commitment Reduction.  Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice to any Borrower) and such new Borrowing Base and the Monthly Commitment Reduction shall remain in effect until the next redetermination of the Borrowing Base and the Monthly Commitment Reduction in accordance with this Agreement.

(iii)        In the event that Borrowers do not furnish to Lender the Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, Lender may nonetheless redetermine the Borrowing Base and the Monthly Commitment Reduction and redetermine the Borrowing Base and Monthly Commitment Reduction from time to time thereafter in its sole discretion until Lender receives the relevant Engineering Report or other information, as applicable, whereupon Lender shall redetermine the Borrowing Base and Monthly Commitment Reduction as otherwise specified in this Section 2.02.

(iv)        Each delivery of an Engineering Report by Borrowers to Lender shall constitute a representation and warranty by Borrowers to Lender that (A) Borrowers own the Borrowing Base Oil and Gas Properties specified therein (including the Oil and Gas Properties listed on Schedule 4.22 if the Borrowing Base thereto is requested by Borrowers) subject to an Acceptable Security Interest free and clear of any Liens (except Permitted Liens); (B) on and as of the date of such Engineering Report, the PDP Reserves identified therein were developed for Hydrocarbons, and the wells pertaining to such Borrowing Base Oil and Gas Properties that are described therein as producing wells, were each producing Hydrocarbons in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells, (C) the descriptions of quantum and nature of the record title interests of Borrowers set forth in such Engineering Report include the entire record title interests of Borrowers in such Borrowing Base Oil and Gas Properties, are materially complete and accurate in all respects, and take into account all Permitted Liens,

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(D) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of Borrowers in such Borrowing Base Oil and Gas Properties as set forth in Engineering Report, and (E) no Operating Agreement or other agreement (including any Material Agreement) to which any Borrower is a party or by which any Borrower is bound affecting any part of such Borrowing Base Oil and Gas Properties requires any Borrower to bear any of the costs relating to such Borrowing Base Oil and Gas Properties greater than the record title interest of each Borrower in such portion of the such Borrowing Base Oil and Gas Properties as set forth in such Engineering Report, except in the event such Borrower is obligated under an Operating Agreement to assume a portion of a defaulting party’s share of costs.

(c)           Interim Redetermination.  In addition to the Borrowing Base and the Monthly Commitment Reduction redeterminations provided for in Section 2.02(b), Lender may, in its sole discretion and based on such information as Lender deems relevant (but in accordance with Section 2.02(d)), make two additional redeterminations of the Borrowing Base and the Monthly Commitment Reduction for the first year following the Closing Date and one additional redetermination of the Borrowing Base and the Monthly Commitment Reduction during each subsequent year.  Furthermore, Lender shall, at the request of Borrowers, and based on such information as Lender deems relevant (but in accordance with Section 2.02(d)), make one additional unscheduled redetermination of the Borrowing Base and the Monthly Commitment Reduction during each period between scheduled redeterminations, and, at the further request of Borrowers, Lender may (but is not obligated to) make additional unscheduled redeterminations of the Borrowing Base and the Monthly Commitment Reduction during each period between scheduled redeterminations.  The party requesting the redetermination shall give the other party at least 10 days’ prior written notice that a redetermination of the Borrowing Base and the Monthly Commitment Reduction pursuant to this Section 2.02(c) is to be performed.  In connection with any redetermination of the Borrowing Base and the Monthly Commitment Reduction under this Section 2.02(c), Borrowers shall provide Lender with such information regarding each Borrower’s business (including, without limitation, its Borrowing Base Oil and Gas Properties, the Proved Reserves, and production relating thereto) as Lender may reasonably request, including an updated Engineering Report.  Lender shall as soon as reasonably practical notify Borrowers in writing of each redetermination of the Borrowing Base and the Monthly Commitment Reduction pursuant to this Section 2.02(c) and the amount of the Borrowing Base and the Monthly Commitment Reduction as so redetermined.

(d)           Standards for Redetermination.  Each redetermination of the Borrowing Base and the Monthly Commitment Reduction by Lender pursuant to this Section 2.02 shall be made (i) in the sole discretion of Lender (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with Lender’s customary internal standards and practices for valuing and redetermining the value of Borrowing Base Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Engineering Report or other information received by Lender relating to the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties, and (iv) based upon the estimated value of the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties as determined by Lender.  In valuing and redetermining the Borrowing Base and the Monthly Commitment Reduction, Lender may also consider the business, financial condition, and Debt obligations of Borrowers and such other factors as Lender customarily deems appropriate, including, without limitation, commodity price projections and assumptions, projections of production, discount factors, operating expenses, operating cost escalators, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs and legal costs.  In that regard, each Borrower acknowledges that the determination of the Borrowing Base contains a value cushion (market value in excess of loan value), which is essential for the adequate protection of Lender.

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(e)           At all times after Lender has given Borrowers notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal (i) to the redetermined amount or (ii) such lesser amount designated by Borrowers and disclosed in writing to Lender; provided, that Borrowers shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base Deficiency, until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02.

Section 2.03                      Method of Borrowing.  Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 12:00 p.m. (noon) (Dallas, Texas time) on the Business Day of the proposed Borrowing by Borrowers to Lender.  Each Notice of a Borrowing shall be given in writing, including by facsimile, specifying the information required therein.  Upon fulfillment of the applicable conditions set forth in Article III, Lender shall make such funds available to Borrowers at its account with Lender.

Section 2.04                      Intentionally Omitted.

Section 2.05                      Prepayment of Advances.

(a)           Optional.  Borrowers may prepay any Borrowing without penalty or premium, after giving by 10:00 a.m. (Dallas, Texas time) at least one Business Day’s irrevocable prior written notice (or irrevocable telephone notice promptly confirmed in writing) to Lender stating the proposed date, the Borrowing to be prepaid, and the aggregate principal amount of such prepayment.  If any such notice is given, Borrowers shall prepay the Borrowing in whole in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be made in a minimum amount of $100,000 and in integral multiples of $10,000 in excess thereof.

(b)           Borrowing Base Deficiency.

(i)           If any scheduled Monthly Commitment Reductions will result in a Borrowing Base Deficiency, the Borrowers shall, concurrently with the effective date of such Monthly Commitment Reduction, prepay the Advances in the amount of such deficiency.

(ii)         Contemporaneously with (A) the sale of any Oil and Gas Property of any Borrower pursuant to Section 6.05 or (B) a termination of a Hedge Agreement to which a Borrower is a party, principal prepayments will be required, in each case, if such event results in a Borrowing Base Deficiency, in the amount of such deficiency; provided that if an Event of Default is then in existence, principal prepayments will be required, in each case, in the amount of one hundred percent (100%) of Net Proceeds thereof.

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(iii)        Except as provided in clauses (i) and (ii) of this Section 2.05(b), upon the occurrence of a Borrowing Base Deficiency, Borrowers shall, at the option of Borrowers communicated to Lender within ten (10) days of receipt of notice from Lender regarding such deficiency (A) prepay the Advances in the amount of the Borrowing Base Deficiency within ninety (90) days after the date such deficiency notice is received by Borrowers from Lender or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, (B) provide, within thirty (30) days of such election by Borrowers, additional Collateral of a character and value satisfactory to Lender in its sole discretion, and/or cash as Collateral to secure the Obligations, by way of the execution and delivery to Lender of Security Documents in form and substance reasonably satisfactory to Lender, or (C) affect any combination of the alternatives described in clauses (A) or (B) of this sentence and acceptable to Lender in its sole discretion.  If such additional Collateral is provided by a Subsidiary of any Borrower, such Subsidiary shall become a Borrower for all purposes of this Agreement by execution of appropriate documents requested by Lender, all in form and substance reasonably satisfactory to Lender.

(iv)           Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment.

(c)           No Additional Right; Ratable Prepayment.  Borrowers shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon Borrowers.

Section 2.06                      Repayment of Advances.  Borrowers shall repay to Lender the outstanding principal amount of each Advance, together with any accrued interest on the Commitment Termination Date.

Section 2.07                      Letters of Credit.

(a)           Commitment.  From time to time after the date of this Agreement until 30 days prior to the Commitment Termination Date, at the request of Borrowers, Lender shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the Expiration Date of, Letters of Credit for the account of Borrowers on any Business Day.  No Letter of Credit will be issued, increased, or extended:

(i)           if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $2,000,000 and (B) the lesser of (1) the Commitment at such time and (2) the Borrowing Base in effect at such time minus, in each case under this clause (B), the sum of the aggregate outstanding principal amount of all Advances at such time;

(ii)          if such Letter of Credit has an Expiration Date later than the earlier of (A) one year after the date of issuance thereof (or, in the case of any extension thereof, one year after the date of such extension) and (B) the Commitment Termination Date;

(iii)        unless the Letter of Credit Documents are in form and content satisfactory to Lender in its reasonable discretion;

(iv)        unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(v)         unless Borrowers have delivered to Lender a completed and executed Letter of Credit Application; provided, that if the terms of any such Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

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(vi)        unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by Lender;

(vii)       if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing such Letter of Credit, or any Applicable Law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Lender in good faith deems material to it;

(viii)      if the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally; or

(ix)         except as otherwise agreed by Lender, if the Letter of Credit is to be denominated in a currency other than Dollars.

(b)           Intentionally Omitted.

(c)           Issuing.  Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 10:00 a.m. (Dallas, Texas time) on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit.  Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided, that if such Letter of Credit Application is delivered by facsimile, Borrowers shall follow such facsimile with an original by mail.  After Lender’s receipt of such Letter of Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III, Lender shall issue, increase, or extend such Letter of Credit for the account of Borrowers.  Each Letter of Credit Application shall be irrevocable and binding on Borrowers.

(d)           Reimbursement.  Each payment by Lender pursuant to a drawing under a Letter of Credit is required to be reimbursed by Borrowers to Lender and payable immediately upon such drawing and, at the sole option of Lender, can be charged by Lender as (and in such event will be deemed to be) an Advance by Lender to Borrowers under this Agreement as of the day and time such payment is made by Lender and in the amount of such payment.

(e)           Obligations Unconditional.  The obligations of Borrowers under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

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(i)          any lack of validity or enforceability of any Letter of Credit Documents;

(ii)         any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;

(iii)        the existence of any claim, set-off, defense, or other right which Borrowers may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Lender, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

(iv)        any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)         payment by Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(f)           Liability of Lender.  Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither Lender nor any of its officers or directors shall be liable or responsible for:

(i)           the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)         the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

(iii)        payment by Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)        any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING LENDER’S OWN NEGLIGENCE).

(g)           Cash Collateral Account.

(i)           If Borrowers are required to deposit funds in the Cash Collateral Account pursuant to Sections 7.02(b) or 7.03(b), then Borrowers and Lender shall establish the Cash Collateral Account and Borrowers shall execute any documents and agreements, including Lender’s standard form assignment of deposit accounts, that Lender reasonably requests in connection therewith to establish the Cash Collateral Account and grant Lender a first priority security interest in such account and the funds therein.  Each Borrower hereby pledges to Lender and grants Lender a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Total Obligations.

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(ii)          So long as no Default or Event of Default exists, (A) Lender may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) Lender shall release to Borrowers at Borrowers’ written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure.  During the existence of any Default or Event of Default, Lender may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by Lender, regardless of any Letter of Credit Exposure that may remain outstanding.  Lender may in its sole discretion at any time release to Borrowers any funds held in the Cash Collateral Account.

(iii)        Lender shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account which shall bear interest or be invested in Lender’s reasonable discretion and Lender shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which Lender accords its own Property, it being understood that Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

Section 2.08                      Fees.

(a)           Unused Facility Fees.  Borrowers shall pay to Lender an unused facility fee equal to one-half of one percent (0.50%) multiplied by the average daily Unused Commitment Amount, from the date of this Agreement until the Commitment Termination Date.  The unused facility fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on March 31, 2013 and continuing thereafter through and including the Commitment Termination Date.

(b)           Letter of Credit Fees.

(i)           Letter of Credit Fees.  Borrowers shall pay to Lender a fronting fee payable on the date of issuance for each Letter of Credit equal to the greater of (A) two percent (2.0%) per annum times the face amount of such Letter of Credit or (B) $1,000.00.  The fronting fee shall be payable annually in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension.

(ii)         Customary Fees.  Borrower also shall pay to Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.

(c)           Origination Fee.  Borrowers shall pay to Lender (i) on the Closing Date, a origination fee equal to one percent (1.0%) of the Commitment as of the Closing Date and (ii) on any date the Commitment is increased, an additional facility fee equal to one percent (1.0%) multiplied by any increase of the Commitment above the highest previously determined or redetermined Commitment (i.e., the origination fee shall not be subject to “double-counting” should a future Commitment be reduced, then subsequently increased to an amount below the highest previously determined or redetermined Commitment).

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(d)           Engineering Fees.  On the Closing Date and on the date of each Borrowing Base redetermination, Borrowers shall pay to and reimburse Lender for all reasonable and customary fees and expenses in connection with the Engineering Reports.

Section 2.09                      Interest.

(a)           Applicable Interest Rates.  Borrowers shall pay interest on the unpaid principal amount of each Advance made by Lender from the date of such Advance until such principal amount shall be paid in full at a rate per annum equal at all times to the lesser of (A) the Maximum Rate and (B) the greater of (aa) the Reference Rate in effect from time to time and (bb) four percent (4.0%), payable monthly in arrears on the last day of each calendar month, commencing February 28, 2013, and on the date such Advance shall be paid in full.

(b)           Usury Savings/Recapture.

(i)           If the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents that are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the Advances made by Lender hereunder shall bear interest at a rate which would make the effective rate of interest for Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts that were due at the Maximum Rate (the “Lost Interest”) has been recaptured by Lender.

(ii)          If, when the Advances made hereunder are repaid in full, the Lost Interest has not been fully recaptured by Lender pursuant to the preceding clause (i), then, to the extent permitted by law, for the Advances made hereunder by Lender the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, Borrowers shall pay to Lender the amount of the Lost Interest remaining to be recaptured by Lender.

(iii)        NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF LENDER AND BORROWERS TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION THAT CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT LENDER’S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE ADVANCES MADE HEREUNDER BY LENDER OR BE REFUNDED TO BORROWERS.

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Section 2.10                      Payments and Computations.

(a)           Payment Procedures.  Borrowers shall make each payment under this Agreement and under the Note not later than 12:00 p.m. (noon) (Dallas, Texas time) on the day when due in Dollars to Lender at the Primary Lending Office (or such other location as Lender shall designate in writing to Borrowers) in same day funds without deduction, setoff, or counterclaim of any kind.

(b)           Computations.  All computations of interest based on the Reference Rate and of fees (other than Letter of Credit fees) shall be made by Lender on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on Letter of Credit fees shall be made by Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by Lender of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c)           Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

Section 2.11                      Increased Costs.

(a)           Capital Adequacy.  If Lender determines in good faith that a Change in Law affects or would affect the amount of capital required or expected to be maintained by Lender or any Business Entity controlling Lender by an amount that the Lender considers material and that the amount of such capital is increased by or based upon the existence of Lender’s commitment to lend or commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days’ prior written notice by Lender, Borrowers shall immediately pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender, in light of such circumstances, to the extent that Lender determines such increase in capital to be allocable to the existence of Lender’s commitment to lend under this Agreement or to the issuance or maintenance of the Letters of Credit.  In any such case, Lender shall deliver to the Borrowers a certificate as to the amount of such increased cost and detailing the calculation of such cost.

(b)           Letters of Credit.  If any Change in Law shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, Lender by an amount deemed material by Lender or (ii) impose on Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to Lender of issuing or maintaining any Letter of Credit, then, upon demand by Lender, Borrowers shall pay to Lender, from time to time as specified by Lender, additional amounts which shall be sufficient to compensate Lender for such increased cost.  Lender shall deliver to the Borrowers a certificate as to the amount of such increased cost incurred by Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such cost.

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Section 2.12                      Joint and Several Liability of Borrowers.

(a)           Each Borrower is accepting joint and several liability under the Note, this Agreement and the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Total Obligations.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Total Obligations (including, without limitation, any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Total Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Total Obligations as and when due or to perform any of the Total Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Total Obligation.

(d)           The Total Obligations constitute the absolute and unconditional, full recourse Total Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the Note, the other Loan Documents, or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, or the Note, or any of the other Loan Documents, notice of any action at any time taken or omitted by Lender under or in respect of any of the Total Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement, the Note, and the other Loan Documents (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Total Obligations, the acceptance of any payment of any of the Total Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, the Note, and the other Loan Documents, any and all other indulgences whatsoever by Lender in respect of any of the Total Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Total Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any Borrower to comply with any of its respective Total Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of the Note and this Section 2.11 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of the Total Obligations, it being the intention of each Borrower that, so long as any of the Total Obligations hereunder remain unsatisfied, the Total Obligations of each Borrower shall not be discharged except by payment and performance and then only to the extent of such payment or performance.  The Total Obligations of each Borrower shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Lender.

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(f)           Each Borrower represents and warrants to Lender that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Total Obligations.

Section 2.13                      Lender’s Actions.  Each Borrower acknowledges that its obligations and liabilities hereunder or under any other Loan Document may derive from value provided directly to another party and, in full recognition of that fact, each Borrower consents and agrees that Lender may, at any time and from time to time, without notice to, demand on, or the agreement of, such party, and without affecting the enforceability or security of the Loan Documents: (a) accept new or additional instruments, documents or agreements in exchange for, or relative to, any of the Loan Documents or the Total Obligations or any part thereof; (b) accept partial payments on the Total Obligations; (c) receive and hold additional security or guaranties for the Total Obligations or any part thereof; (d) release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Lender in its sole and reasonable discretion may determine; (e) release any party or any guarantor from any personal liability with respect to the Total Obligations or any part thereof; (f) settle, release on terms satisfactory to Lender, or by operation of applicable laws or otherwise liquidate or enforce any of the Total Obligations and any security or guaranty in any manner, consent to the transfer of any security, and bid and purchase at any sale; and/or (g) consent to the merger, change or any other restructuring or termination of the existence of any Borrower or any other person or entity, and correspondingly restructure the Total Obligations, continuing existence of any lien under any other Loan Document to which a Borrower is a party or the enforceability hereof or thereof with respect to all or part of the Total Obligations.

Section 2.14                      Additional Waivers.  Each Borrower expressly waives any right to require Lender to marshal assets in favor of any Borrower or any other person or entity or to proceed against any other Borrower or any other person or entity or any collateral provided by any other Borrower or any other person or entity, and agrees that Lender may proceed against Borrowers and/or the collateral in such order as Lender shall determine in its sole and reasonable discretion.  Lender may file a separate action or actions against a Borrower, whether such action is brought or prosecuted with respect to any other security or against any other person, or whether any other person is joined in any such action or actions.  Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, each Borrower hereby subordinates to the rights of Lender hereunder and under the other Loan Documents with respect to each other Borrower and their respective successors and assigns (including any surety), and any other party, any and all rights at law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker, to an accommodation party against the party accommodated, or to a lender or transferee against a maker and which any Borrower may have or hereafter acquire against each other Borrower or any other party in connection with or as a result of the execution, delivery and/or performance of the Loan Document to which any Borrower is a party.  So long as the Obligations remain outstanding, each Borrower agrees that it shall not have or assert any such rights against one another or their respective successors and assigns or any other party (including any surety) either directly or as an attempted setoff to any action commenced against any Borrower by another Borrower (in any capacity) or any other party.  Each Borrower hereby acknowledges and agrees that this waiver is intended to benefit Lender and shall not limit or otherwise affect the liability of such party hereunder or under any other Loan Document to which a Borrower is a party, or the enforceability hereof or thereof.

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Section 2.15                      Defenses.  Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Borrower or any other person or entity with respect to any Total Obligations, (b) the unenforceability or invalidity as to any other Borrower or any other person or entity of the Total Obligations, (c) the unenforceability or invalidity of any security or guaranty for the Total Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Total Obligations, (d) the cessation for any cause whatsoever of the liability of any Borrower or any other person or entity (other than by reason of the full payment and performance of all Total Obligations), (e) to the extent permitted by law, any failure of Lender to give notice of sale or other disposition to any Borrower, (f) any act or omission of Lender or others that directly or indirectly results in or aids the discharge or release of any Borrower or any other person or entity or the Total Obligations or any other security or guaranty therefor by operation of law or otherwise, (g) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any other Borrower, (h) the election by Lender, in any bankruptcy proceeding of any other Borrower, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (i) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code in connection with the bankruptcy of any other Borrower, (j) any use of cash collateral under Section 363 of the United States Bankruptcy Code, or (k) any agreement or stipulation with any other Borrower with respect to the provision of adequate protection in any bankruptcy proceeding of any person or entity.  Each Borrower waives all rights and defenses arising out of an election of remedies by Lender.  Each Borrower authorizes Lender, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting any Total Obligations or the validity or enforceability of any liens of Lender on any collateral, to foreclose any or all of the Security Documents securing the Total Obligations by judicial or nonjudicial sale.

ARTICLE III
CONDITIONS OF LENDING

Section 3.01                      Conditions Precedent to Effectiveness.  The effectiveness of this Agreement is subject to the following conditions precedent:

(a)           Documentation.  Lender shall have received the following duly executed by all the parties thereto, in form and content satisfactory to Lender, and where applicable, in sufficient counterparts:

(i)           this Agreement, the Note, the Security Documents and the other Loan Documents;

(ii)          favorable opinions of counsel to Borrowers and each of their respective Relevant Subsidiaries, dated as of the Closing Date, in form and content satisfactory to Lender and its counsel.  Borrowers request such counsel to deliver its opinions to Lender;

(iii)        copies, certified as of the Closing Date by Responsible Officers of each Loan Party, of (A) the resolutions of the Governing Body of such Loan Party approving the Loan Documents to which such Loan Party is a party, (B) the Governing Agreements of such Loan Party, and (C) all other documents evidencing other necessary company action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents;

(iv)        certificates of Responsible Officer(s) of each Loan Party certifying on behalf of such Loan Party the names and true signatures of the officers authorized to sign this Agreement and the other Loan Documents to which such Loan Party is a party and, in the case of each Borrower, Hedge Agreements with Swap Counterparties to which such Borrower is a party;

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(v)         certificates of good standing for each Loan Party in each state in which such Loan Party is organized or qualified to do business, in each case as of a recent date;

(vi)        appropriate UCC-1 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(vii)       insurance certificates naming Lender loss payee or additional insured, as applicable, and evidencing insurance that meets the requirements of this Agreement and the Security Documents, and that are otherwise satisfactory to Lender;

(viii)      the Initial Engineering Report dated effective a date acceptable to Lender; and

(ix)         such other documents, governmental certificates, agreements and lien searches as Lender may request, reflecting the absence of other liens and security interests other than Permitted Liens.

(b)           Payment of Fees.  On or prior to the Closing Date, Borrowers shall have paid the fees required by Sections 2.08(c) and (d) and all costs and expenses that have been invoiced prior to the Closing Date and are payable pursuant to Section 10.04.

(c)           Delivery of Financial Statements.  Lender shall have received true and correct copies of (i) Financial Statements of Red Mountain and its consolidated Subsidiaries for the year ended May 31, 2012 and the quarter ending August 31, 2012, (ii) Financial Statements of Cross Border for the year ended December 31, 2011, and the quarter ended September 30, 2012, and (iii) such other financial information as the Lender may request.

(d)           Security Documents.  Lender shall have received all appropriate evidence required by Lender in its sole discretion necessary to determine that Collateral Agent (for its benefit and the benefit of the Secured Creditors) shall have an Acceptable Security Interest in the Collateral which shall include at least 90% of the PV9 of the PDP Reserves of the Borrowing Base Oil and Gas Properties and 90% of the PV9 of the Proved Reserves of the Borrowing Base Oil and Gas Properties (as set forth in the Initial Engineering Report).

(e)           Title.  Lender shall be satisfied, in its sole discretion, with the title to the Borrowing Base Oil and Gas Properties of Borrowers and that such Borrowing Base Oil and Gas Properties constitute at least 80% of the PV9 of the PDP Reserves and at least 80% of the PV9 of the Proved Reserves of the Borrowing Base Oil and Gas Properties (as set forth in the Initial Engineering Report) as determined by Lender in its sole discretion.

(f)            Environmental.  Lender shall have received such environmental assessments or other reports as it may require and shall be reasonably satisfied with the condition of the Borrowing Base Oil and Gas Properties with respect to Borrowers’ and any other Loan Party’s compliance with Environmental Laws.

(g)           Material Adverse Effect.  No event or circumstance that could have a Material Adverse Effect shall have occurred.

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(h)           No Proceeding or Litigation; No Injunctive Relief.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with (A) any of the Borrowing Base Oil and Gas Properties, any other Collateral or other Properties of any Borrower or any of its Relevant Subsidiaries or (B) this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the reasonable judgment of Lender, could have a Material Adverse Effect.

(i)            Consents, Licenses, Approvals, etc.  Lender shall have received true copies (certified to be such by each Borrower or other appropriate party) of all Permits required in accordance with Applicable Laws, or in accordance with any document, agreement, instrument or arrangement to which each Borrower or any of its Relevant Subsidiaries is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents.  In addition, Borrowers shall have all such Permits required in connection with the continued operation of Borrowers and their respective Relevant Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(j)            Material Agreements.  Borrowers shall have delivered to Lender copies of all Material Agreements and Debt Instruments listed on Schedule 4.19.

(k)           Releases of Liens and UCC-3 Termination Statements.  Lender shall have received release of Liens and UCC-3 Termination Statements executed by such Persons as Lender may deem necessary to insure Lender’s first priority security interest in and to the Collateral.

(l)            Additional Equity.  Borrowers shall have provided evidence reasonably satisfactory to Lender that additional equity has been contributed to Red Mountain in an amount of not less than $5,000,000.00, in form and upon terms reasonably acceptable to Lender.

(m)           Acceptable Hydrocarbon Hedge Agreement.  One or more Borrowers shall have entered into an Acceptable Hydrocarbon Hedge Agreement with a Non-Lender Swap Counterparty upon terms acceptable to Lender effectively hedging at least fifty percent of the oil volumes of the Borrowers for a period of at least 18 months from the Closing Date and shall have delivered to the Lender the Acceptable Hydrocarbon Hedge Agreement relating thereto.

(n)           Letters of Acknowledgment.  Lender shall have received letters of acknowledgment executed by holders of the Swiss Debt acknowledging, among other things, that the Swiss Debt is unsecured and is subordinate in right of payment to the payment of the Obligations.

(o)           Completion of Due Diligence.  Lender shall be satisfied, in its reasonable discretion, with the results of all business, financial, legal, title, engineering and Environmental due diligence with respect to each Borrower and its Properties.

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Section 3.02                      Conditions Precedent to All Borrowings.  The obligation of Lender to make an Advance on the occasion of each Borrowing and to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit:

(a)           the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the other Loan Documents are true and correct in all material respects on and as of the date of such Credit Extension, before and after giving effect to such Credit Extension and to the application of the proceeds from such Credit Extension, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time);

(b)           no Default has occurred and is continuing or would result from such Credit Extension or from the application of the proceeds therefrom; and

(c)           Lender shall have received a Notice of Borrowing from Borrowers, with appropriate insertions and executed by a duly authorized Responsible Officer of each Borrower.

Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by Borrowers of the Credit Extension shall constitute a representation and warranty by Borrowers that on the date of such Credit Extension, such conditions have been satisfied.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to Lender as follows:

Section 4.01                     Existence; Subsidiaries.  Such Borrower and each of its Relevant Subsidiaries is (a) duly organized and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable and (b) in good standing and qualified to do business as a foreign Business Entity in each jurisdiction where the conduct of its business requires such qualification, except where the failure to do so would not have a Material Adverse Effect.  As of the date of this Agreement, such Borrower does not have any Subsidiary other than listed on Schedule 4.01 and such Borrower does not own any  Equity Interests in any Person except in such Subsidiaries and otherwise as set forth in Schedule 4.01.

Section 4.02                     Power.  The execution, delivery, and performance by such Borrower and each of its Relevant Subsidiaries of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within the corporate or other governing power of such Borrower and each of its Relevant Subsidiaries, (b) have been duly authorized by all necessary corporate or other appropriate governing action of such Borrower and each of its Relevant Subsidiaries, (c) do not contravene the Governing Agreements of such Borrower or any of its Relevant Subsidiaries, (d) do not contravene in any material respect (i) any law binding on or affecting such Borrower or any of its Relevant Subsidiaries, or (ii)  any provision under any Material Agreement or Debt Instrument or any other material contractual restriction to which such Borrower or any of its Relevant Subsidiaries is a party, and (e) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Credit Extension, such Credit Extension and the use of the proceeds thereof, will be within such Borrower’s governing powers, will have been duly authorized by all necessary corporate action, will not contravene the Governing Agreements of such Borrower, will not contravene in any material respect (i) any law binding on such Borrower or (ii) any provision under any Material Agreement or Debt Instrument to which such Borrower is a party, and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

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Section 4.03                     Authorization and Approvals.  No Permit and no notice to or filing with any Governmental Authority or any other Person is required for the due execution, delivery, and performance by such Borrower or any of its Relevant Subsidiaries of this Agreement or the other Loan Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) filings necessary to obtain and maintain perfection of liens; and (b) routine filings related to such Borrower and its Relevant Subsidiaries and the operations of their  business.

Section 4.04                      Enforceable Obligations.  This Agreement and the other Loan Documents to which such Borrower or any of its Relevant Subsidiaries is a party have been duly executed and delivered by such Borrower or Relevant Subsidiary.  Each Loan Document to which it is a party is the legal, valid, and binding obligation of such Borrower and its Relevant Subsidiaries, enforceable against such Borrower and Relevant Subsidiary in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.05                      Financial Statements.

(a)           Such Borrower has delivered to Lender copies of the most current Financial Statements described in Section 3.01(c) required to be delivered by such Borrower, and such Financial Statements are accurate and complete in all material respects and present fairly in all material respects the consolidated financial condition of such Borrowers and its Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP (other than, in the case of quarterly Financial Statements, the absence of footnotes and year-end audit adjustments).

(b)           Except as disclosed on Schedule 4.05, since May 31, 2012, with respect to Red Mountain and its Subsidiaries or December 31, 2011, with respect to Cross Border and its Subsidiaries, no event or circumstance that could have a Material Adverse Effect has occurred.

(c)           As of the Closing Date and after giving effect to the making of the initial Borrowing or the issuance of the initial Letters of Credit, neither such Borrower nor any of its Relevant Subsidiaries has any Debt and neither such Borrower nor any of its Relevant Subsidiaries has granted any Liens other than the Debt and Liens listed on Schedule 4.19 or in favor of the Lender pursuant to this Agreement, and Permitted Debt and Permitted Liens.

Section 4.06                      True and Complete Disclosure.  All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of such Borrower in writing to Lender for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of such Borrower in writing to Lender shall be, to its knowledge, true, complete and accurate in all material respects on the date as of which such information is dated or certified and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state, as of the date delivered, any material fact or liability necessary to make the statements contained therein not misleading at such time.  All projections, estimates, and pro forma financial information furnished by such Borrower, whether pursuant to the most current Financial Statements or in connection with other information delivered to Lender, were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were made in good faith (it being understood that projections are based upon opinions and estimates and no Borrower represents or warrants that such projections, estimates, or information will ultimately prove to have been accurate).

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Section 4.07                      Litigation; Compliance with Laws; Insolvency.

(a)           Except as disclosed in Schedule 4.07 attached hereto, there is no pending or, to the best knowledge of such Borrower, threatened action or proceeding affecting such Borrower or its Relevant Subsidiaries or any of their respective Properties before any Governmental Authority or arbitrator which, if adversely determined, could have a Material Adverse Effect or which purports to affect the legality, validity, binding effect or enforceability of this Agreement or any other Loan Document.  Additionally, there is no pending or, to the best knowledge of such Borrower, threatened action or proceeding instituted against such Borrower or any of its Relevant Subsidiaries which seeks to adjudicate such Borrower or any of its Relevant Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b)           Such Borrower and each of its Relevant Subsidiaries has complied, with (i) all Applicable Laws, including, without limitation, Environmental Laws, statutes, rules, regulations, orders, and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property and (ii) all of their obligations under the Material Agreements and Debt Instruments, in each case, except where the failure to do so would not have a Material Adverse Effect.

Section 4.08                      Use of Proceeds.  The proceeds of the Credit Extensions will be used by such Borrower for the purposes described in Section 5.09.  Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Credit Extension will be used by such Borrower to purchase or carry any margin stock in violation of Regulations T, U or X.

Section 4.09                      Investment Company Act.  Neither such Borrower nor any of its Relevant Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10                      Taxes.

(a)           Reports and Payments.  All Returns (as defined below in Section 4.10(c)) required to be filed by or on behalf of such Borrower, its Relevant Subsidiaries, or any member of the Controlled Group of such Borrower (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained, and such Returns are and will be true, complete, and correct in all material respects except, in each case, to the extent that any failure to comply could not be expected to have a Material Adverse Effect; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of Taxes that are being contested in good faith.

(b)           Taxes Definition.  “Taxes” in this Section 4.10 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including, without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

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(c)           Returns Definition.  “Returns” in this Section 4.10 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.11                      Pension Plans.

(a)           All Plans are in compliance in all material respects with all applicable provisions of ERISA.

(b)           No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code.

(c)           No unpaid minimum required contribution (as defined in Section 4971 of the Code) has occurred and there has been no excise tax imposed under Section 4971 of the Code.

(d)           No Reportable Event (as defined in ERISA)  has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code.

(e)           The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits.

(f)           Neither such Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability.

(g)           As of the most recent valuation date applicable thereto, neither such Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if any Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.

(h)           Based upon GAAP, existing as of the date of this Agreement and current factual circumstances, such Borrower has no reason to believe that the annual cost during the term of this Agreement to such Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of such Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, be expected to have a Material Adverse Effect.

Section 4.12                      Condition of Property; Casualties.

(a)           Borrowers have Marketable Title to, or a valid leasehold interest in, or have the right to use pursuant to valid licenses, all the Borrowing Base Oil and Gas Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens, except for Permitted Liens.  Subject to Permitted Liens, the Security Documents have or will have first ranking priority and none is subject to any prior ranking or pari passu ranking Lien.  The Properties owned or leased by Borrowers or any of their Relevant Subsidiaries that are reasonably necessary to the material operation of their business are in good repair, working order and operating condition, subject to normal wear and tear.

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(b)           Except as set forth on Schedule 4.12, neither the businesses nor the Properties of Borrowers or any of their Relevant Subsidiaries have been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy in any manner that could have a Material Adverse Effect.

(c)           All producing wells from which Hydrocarbons will be produced from the Borrowing Base Oil and Gas Properties have been, to the knowledge of such Borrower, drilled, operated and produced in conformity in all material respects with all Applicable Laws, are subject to no material penalties on account of past production, and are bottomed under and are producing from, and the well bores are wholly within the Borrowing Base Oil and Gas Properties or on Oil and Gas Properties which have been pooled, unitized or communitized therewith.

Section 4.13                      No Burdensome Restrictions; No Defaults.  Except as set forth on Schedule 4.13,

(a)           Neither such Borrower nor any of its Relevant Subsidiaries is in default in any material respect under or with respect to any Material Agreement or Debt Instrument.  Neither such Borrower nor any of its Relevant Subsidiaries has received any written notice of default under any Material Agreement or Debt Instrument.

(b)           No Default has occurred and is continuing, or will result from the making of any Advance, extension of credit under any Letter of Credit or the entry into, or the performance of, any transaction contemplated by, the Loan Documents.

(c)           There are no outstanding preferential rights or consents to assign under any Material Agreement or otherwise affecting the Borrowing Base Oil and Gas Properties of such Borrower or any of its Relevant Subsidiaries that have not otherwise been satisfied in full by such Borrower or any of its Relevant Subsidiaries, except where the failure to so satisfy would not have a Material Adverse Effect.

Section 4.14                      Environmental Condition.  Except as could not reasonably be expected to have a Material Adverse Effect,

(a)           Permits, Etc.  To such Borrower’s knowledge, Borrowers and their Relevant Subsidiaries (i) have obtained all Environmental Permits required under Environmental Law for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any outstanding violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual, pending or, to such Borrower’s knowledge, threatened Environmental Claim.

(b)           Certain Liabilities.  None of the present or previously owned, leased or operated Property of Borrowers or any of their Relevant Subsidiaries, wherever located, to such Borrower’s knowledge (i) has been placed on or proposed to be placed on any federal or state list of Superfund Sites, or has been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by Borrowers or any other Loan Party, wherever located; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has caused at the site or at any third-party site any condition that has resulted in or could be expected to result in the need for Response.

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(c)           Certain Actions.  Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by Borrowers or any of their Relevant Subsidiaries on any of their presently or formerly owned, leased or operated Property and (ii) to such Borrower’s knowledge there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by Borrowers or any of their Relevant Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws.

Section 4.15                      Permits, Licenses, Etc.  Such Borrower and each of its Relevant Subsidiaries (i) possess all Permits, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of their businesses and (ii) manage and operate their businesses in all material respects in accordance with all Applicable Laws and standard industry practices.

Section 4.16                      Oil and Gas Contracts.  Such Borrower and its Relevant Subsidiaries, as of the date hereof, are not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement, including, without limitation, “gas balancing agreements”, to deliver Hydrocarbons produced from or allocated to any of the Borrowing Base Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, nor are any of the Borrowing Base Oil and Gas Properties subject to any such contract entered into by such Borrower’s predecessors in title.  Except as set forth on Schedule 4.16, the Borrowing Base Oil and Gas Properties are not subject to any contractual or other arrangement for the sale of crude oil which cannot be canceled on ninety (90) days’ (or less) notice, unless the price provided for therein is equal to or greater than the prevailing market price in the vicinity.  Except as set forth on Schedule 4.16, the Borrowing Base Oil and Gas Properties are not subject to any gas sales contract that contains any material terms which are not customary in the industry within the region in which the Borrowing Base Oil and Gas Properties affected thereby are located.  To such Borrower’s knowledge, the Borrowing Base Oil and Gas Properties are not subject to any regulatory refund obligation and no facts exist which might cause the same to be imposed which could cause a Material Adverse Effect.

Section 4.17                      Liens; Material Agreements, Etc.  None of the Property of such Borrower or any of its Relevant Subsidiaries is subject to any Lien other than Permitted Liens.  To such Borrower’s knowledge, on the Closing Date, all material governmental actions and all other material filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained and taken in all relevant jurisdictions, except for the filing of UCC-1 Financing Statements and the Mortgages in the state, county, and parish filing offices.  Neither such Borrower nor any of its Relevant Subsidiaries is a party to any Material Agreement or agreement or arrangement (other than this Agreement and the Security Documents), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Total Obligations against their respective Properties.

Section 4.18                      Solvency and Insurance.  Before and after giving effect to the making of the initial Advance, such Borrower and each of its Relevant Subsidiaries is Solvent.  Furthermore, such Borrower and each of its Relevant Subsidiaries carry the insurance required under Section 5.02 of this Agreement.

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Section 4.19                      Material Agreements; Debt Instruments.

(a)           Schedule 4.19 sets forth a complete and correct list of all Debt Instruments and all Material Agreements that, in each case, as of the date of this Agreement, require or could in the future require any Disposition of any interest in any Borrowing Base Oil and Gas Property.  Except for industry standard provisions in Operating Agreements and Leases, no Borrower is party to any Material Agreement which, upon the breach or default of any of its obligations thereunder, would (i) subject such Borrower’s Oil and Gas Properties to foreclosure (whether judicial or non-judicial) or forfeiture, or (ii) result in or create an encumbrance or Lien (except for Permitted Liens) upon such Borrower’s Oil and Gas Properties, except for any such breach or default which would not have a Material Adverse Effect.

(b)           Such Borrower has heretofore delivered to Lender complete and correct copies of all Material Agreements described in the first sentence of Section 4.19 and Debt Instruments, including any amendments, restatements or modifications thereto, as in effect on the Closing Date.  With respect to the Material Agreements, they (a) all are in full force and effect in all material respects in accordance with their terms and constitute valid and binding obligations, except as limited by applicable Debtor Relief Laws and by general equitable principles, (b) to such Borrower’s knowledge no other party thereto (or any successor in interest to that party) is in breach or default with respect to any of its obligations thereunder, and (c) no party thereto has given written notice or, to such Borrower’s knowledge, has threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation thereunder that could have a Material Adverse Effect.

(c)           With respect to the Debt Instruments and all Material Agreements, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a breach or a default under any provision thereunder.

Section 4.20                      Hedging Agreements.  Schedule 4.20 sets forth, as of the date of this Agreement, a true and complete list of all Hedge Agreements of such Borrower and each of its Relevant Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.21                      Suspension and Offsets.  Schedule 4.21 (as such schedule may be updated from time to time by Borrowers) sets forth a complete and correct list of all of the Borrowing Base Oil and Gas Properties and wells located thereon or pooled therewith that are subject to any suspension of payments or offsets and Person’s names exercising or asserting any such actions and, if applicable, the agreement or contract that such Person is relying on.

Section 4.22                      Title to Borrowing Base Oil and Gas Properties.

(a)           Borrowers have Marketable Title to the working and net revenue interests in the Borrowing Base Oil and Gas Properties as set out on Exhibit A and Borrowers have provided Lender satisfactory title opinions or other title information, in Lender’s sole discretion, covering at least 80% of the PV9 of the Proved Reserves and at least 80% of the PV9 of the PDP Reserves of such Borrowing Base Oil and Gas Properties as determined by Lender.  All such shares of production which Borrowers are entitled to receive, and shares of expenses which Borrowers are obligated to bear, are not subject to change, except for (i) changes attributable to future elections by Borrowers not to participate in operations proposed pursuant to customary forms of applicable Operating Agreements, and except for changes attributable to changes in participating areas under any state or federal units wherein participating areas may be formed, enlarged or contracted in accordance with the rules and regulations of the applicable Governmental Authority, or (ii) where Borrowers are obligated under an Operating Agreement to assume a portion of a defaulting party’s share of costs.

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(b)           At all times prior to the delivery of the first Engineering Report after the Closing Date, at least 90% of the PV9 of the PDP Reserves of the Borrowing Base Oil and Gas Properties are pledged under the Mortgages as Collateral and subject to an Acceptable Security Interest.  At all times after the delivery of such Engineering Report, at least 90% of the PV9 of the Proved Reserves and at least 90% of the PV9 of the PDP Reserves of the Borrowing Base Oil and Gas Properties are pledged under the Mortgages as Collateral and subject to an Acceptable Security Interest.

(c)           As of the date of this Agreement, except for the Oil and Gas Properties described on Exhibit A and Schedule 4.22, no Borrower owns any other Oil and Gas Properties with PDP Reserves.

Section 4.23                     USA PATRIOT Act.  Neither such Borrower nor any of its Relevant Subsidiaries is a country, individual or entity named on the Specifically Designated National and Blocked Persons list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Section 4.24                      Intentionally Omitted.

Section 4.25                     Purchasers of Hydrocarbons.  Schedule 4.25 sets forth a complete and correct list of all of the Persons that are purchasers of production of Hydrocarbons from the Borrowing Base Oil and Gas Properties (or otherwise receiving such Borrower’s share of proceeds of such Hydrocarbons), as of the date of this Agreement, together with their addresses and telephone numbers.

Section 4.26                      Intellectual Property.  Such Borrower and each of its Relevant Subsidiaries possess or will possess all trademarks, trade names, trade styles, copyrights and patents or licenses necessary to conduct their business as it is presently conducted or as such Borrower and each of its Relevant Subsidiaries intend to conduct it in the future without any infringement or conflict with the rights of any other Person with respect to trademarks, trade names, trade styles, copyrights or patents, except where the failure to do so would not have a Material Adverse Effect.

Section 4.27                      Accounts.  Such Borrower and each of its Relevant Subsidiaries maintain all of their primary operating accounts and deposit accounts (“Primary Accounts”), with Lender and do not maintain any other such accounts or deposits with any other bank or financial institution except, with Lender’s consent, incidental accounts to the extent such Borrower or Relevant Subsidiary and such bank or financial institution have executed and delivered a Deposit Account Control Agreement with respect to such incidental accounts, naming Lender as secured party; provided that such Borrower and its Relevant Subsidiaries will have ninety (90) days after the Closing Date to close such Primary Accounts with other institutions and to establish such accounts and services with Lender and otherwise comply with the requirements of Section 5.15.

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ARTICLE V
AFFIRMATIVE COVENANTS

Until the Final Payment Date, each Borrower shall comply with the following covenants.

Section 5.01                     Compliance with Laws, Etc.  Each Borrower shall comply, and cause each of its Relevant Subsidiaries to comply, in all material respects with all Applicable Laws.  Without limitation of the foregoing, each Borrower shall, and shall cause each of its Relevant Subsidiaries to, (a) maintain and possess all material Permits, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant Collateral Agent an Acceptable Security Interest in the Borrowing Base Oil and Gas Properties and the other Collateral.

Section 5.02                      Maintenance of Insurance.

(a)           Each Borrower shall, and shall cause each of its Relevant Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts, covering such casualties, risks, perils, liabilities and other hazards as are customarily carried by businesses similarly situated, all such insurance to be in amounts and from insurers reasonably acceptable to Lender.  In addition, each Borrower shall, and shall cause each of its Relevant Subsidiaries to, comply with all requirements regarding insurance contained in the Security Documents.

(b)           All policies of insurance shall either have a lender’s loss payable endorsement (which may be a blanket endorsement) for the benefit of Lender, as loss payee in form reasonably satisfactory to Lender or shall provide by endorsement (including by blanket endorsement) that Lender is an additional insured (except with respect to workers compensation insurance and employer’s liability insurance), as applicable Borrowers shall deliver copies of all such policies to Lender with a satisfactory lender’s loss payable endorsement naming Lender as sole loss payee or additional insured, as appropriate.  All policies of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage and shall contain an agreement of the insurer waiving all rights of setoff, counterclaim or deductions and a waiver of subrogation against each Borrower and its Relevant Subsidiaries.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.  In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to any Borrower or a Relevant Subsidiary, except as permitted under Section 5.02(c) below, Borrowers shall deliver such proceeds to Lender immediately upon receipt.

(c)           Borrowers shall give Lender prompt notice of any loss covered by such insurance in excess of $1,000,000 and any loss not covered by insurance in excess of $200,000.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies), shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations or shall be disbursed to Borrowers under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations.  Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

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(d)           After the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to Lender and, if necessary, assigned to Lender to be applied in accordance with Section 7.06 of this Agreement, whether or not the Obligations are then due and payable, or as Lender may otherwise direct.

(e)           In the event that any insurance proceeds are paid to Borrowers or any of their Relevant Subsidiaries in violation of Sections 5.02(c) or (d), Borrowers or such Relevant Subsidiary shall hold the proceeds in trust for Lender and promptly pay the proceeds to Lender with any necessary endorsement.  Upon the request of Lender, Borrowers and each of its Relevant Subsidiaries shall execute and deliver to Lender any additional assignments and other documents as may be necessary to enable Lender to directly collect the proceeds as set forth herein.

Section 5.03                      Preservation of Company Existence, Etc.  Each Borrower shall (a) preserve and maintain, and cause each of its Relevant Subsidiaries to preserve and maintain, its limited partnership, corporate or limited liability company, as applicable, existence (except as otherwise permitted pursuant to Section 6.04), rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and (b) qualify and remain qualified, and cause each of its Relevant Subsidiaries to qualify and remain qualified, as a foreign corporation or such other foreign Business Entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where the failure to perform such obligation would not have a Material Adverse Effect.

Section 5.04                      Payment of Taxes, Etc.  Each Borrower shall pay and discharge, and cause each of its Relevant Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property prior to the date on which penalties attach thereto and (b) all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided that neither Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05                      Books and Records and Visitation Rights.  Borrowers shall keep and maintain in all material respects proper, complete and consistent books and records regarding each Borrower’s operations, affairs and financial condition.  At any reasonable time and from time to time, upon reasonable notice, Borrowers shall, and shall cause their respective Subsidiaries to, permit Lender or any agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the Properties of, each Borrower and any of its Subsidiaries and (b) discuss the affairs, finances and accounts of each Borrower and any of its Subsidiaries with any of their respective officers, directors or employees, and third-party consultants including, without limitation, accountants, engineers and operators, provided that so long as no Event of Default exists the obligations of Borrowers and their Subsidiaries to pay the costs of such visitations and inspections shall be limited to one time per year.

Section 5.06                      Reporting Requirements.  Borrowers shall furnish to Lender:

(a)           Annual Financials. For each fiscal year of Red Mountain and its Subsidiaries (including Cross Border) ending on or after May 31, 2013, as soon as available but in any event within 120 days after the end of such fiscal year, (aa) a copy of the annual audit report for such year for Red Mountain and its Subsidiaries, as of the end of such fiscal year, in each case certified by independent certified public accountants of recognized standing acceptable to Lender, and including a copy of an unqualified opinion confirming that such financial statements are prepared in accordance with GAAP and present fairly the financial condition of Red Mountain and its Subsidiaries and any management letters delivered by such accountants to Red Mountain or any of its Subsidiaries in connection with such audit, and (bb) a Compliance Certificate executed by a Responsible Officer of Red Mountain;

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(b)           Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrowers, commencing with the fiscal quarter ended February 28, 2013, (i) the unaudited Financial Statements of Borrowers and their Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified by a Responsible Officer of Borrowers as having been prepared in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes) and (ii) a Compliance Certificate executed by the Responsible Officer of Borrowers;

(c)           Capital Expenditures.  Within 60 days after the end of each fiscal year of Red Mountain, a budget detailing the projected Capital Expenditures of Borrowers and each of their respective Relevant Subsidiaries for the fiscal year in which such report is provided.

(d)           Oil and Gas Engineering Reports.

(i)           Engineering Reports, as soon as available but in any event on or before each (A) August  31 of each year, dated effective as of the immediately preceding June 1 for such year and (B) February 28 of each year, dated effective as of the immediately preceding December 1.  Each Engineering Report delivered on or before each such February 28 shall be prepared by an Independent Engineer and each Engineering Report delivered on or before each such August 31 may be prepared by Borrower’s staff engineers.

(ii)          Such other information as may be reasonably requested by Lender with respect to the Borrowing Base Oil and Gas Properties; and

(iii)         With the delivery of each Engineering Report, a certificate from a Responsible Officer of Borrowers, in his or her capacity as such, certifying that, to his best knowledge and in all material respects: (a) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct in all material respects, (b) Borrowers own Marketable Title to the Borrowing Base Oil and Gas Properties evaluated in such Engineering Report and classified as Proved Reserves, (c) at least 90% of the PV9 of the Proved Reserves and at least 90% of the PV9 of the PDP Reserves of the Borrowing Base Oil and Gas Properties are pledged as Collateral for the Total Obligations and subject to an Acceptable Security Interest and free of all Liens except for Permitted Liens, (d) on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Borrowing Base Oil and Gas Properties evaluated in such Engineering Report that would require any Borrower to deliver Hydrocarbons produced from such Borrowing Base Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (e) none of the Borrowing Base Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as permitted by this Agreement, and (f) attached to the certificate is a list of the Borrowing Base Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any material change in working interest or net revenue interest in the Borrowing Base Oil and Gas Properties occurring and the reason for such change;

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(e)           Production Reports.  As soon as available and in any event within 60 days after the end of each fiscal quarter commencing with the fiscal quarter ending February 28, 2013, (A) a report certified by a Responsible Officer of Borrowers, in form and content reasonably satisfactory to Lender prepared by Borrowers covering each of the Borrowing Base Oil and Gas Properties and detailing on a quarterly basis (i) the production volumes and sales and associated lease operating statements for the Borrowing Base Oil and Gas Properties containing Proved Reserves, together with a certificate signed by a Responsible Officer of Borrowers as to the truth and accuracy of such analyses in all material respects; (ii) to Borrowers’ knowledge, any adverse material changes to any producing reservoir, production equipment, or producing well from the report delivered for the preceding fiscal quarter; and (iii) any sales of the Borrowing Base Oil and Gas Properties since the delivery of the report for the preceding fiscal quarter and (B) copies of any title opinions or reports obtained by Borrowers during such fiscal quarter, with respect to any Borrowing Base Oil and Gas Properties;

(f)           Defaults. Promptly and in any event within five Business Days after the occurrence of any default under any Debt Instrument having an aggregate principal amount in excess $200,000, a statement of a Responsible Officer of Borrowers setting forth the details of such default and the actions which Borrowers have taken and propose to take with respect thereto;

(g)           Quarterly Report on Hedging.  As soon as available and in any event not later than 60 days after the end of each fiscal quarter commencing with the fiscal quarter ending February 28, 2013, a statement prepared by Borrowers and certified as being true and correct in all material respects by a Responsible Officer of Borrowers, in his or her capacity as such, setting forth in reasonable detail all Hydrocarbon Hedge Agreements to which any production of Hydrocarbons from the Borrowing Base Oil and Gas Properties is then subject, together with a statement of Borrowers’ changed position with respect to each such Hydrocarbon Hedge Agreements (other than the first such statement delivered hereunder which shall detail Borrowers’ original positions); provided that, if the price of any of the Hydrocarbons produced from such Borrowing Base Oil and Gas Properties is subject to Hydrocarbon Hedge Agreements, then Borrowers shall promptly notify Lender if any such Hydrocarbon Hedge Agreement is terminated, liquidated, amended or otherwise modified prior to the end of its contractual term, or if there is an amendment, adjustment or modification of the price of any of the Hydrocarbons produced from such Borrowing Base Oil and Gas Properties that is subject to or established by a Hydrocarbon Hedge Agreement;

(h)           Termination Events.  Promptly and in any event within five Business Days after any Borrower or any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten days after any Borrower or any member of the Controlled Group knows that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of such Borrower describing such Termination Event and the action, if any, which such Borrower or such Controlled Group member proposes to take with respect thereto;

(i)            Termination of Plans.  Promptly and in any event within five Business Days after receipt thereof by any Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by such Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

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(j)            Other ERISA Notices.  Promptly and in any event within five Business Days after receipt thereof by any Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by such Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(k)           Environmental Notices.  Promptly and in any event within five Business Days upon the written receipt thereof by any Borrower or any of its Relevant Subsidiaries, a copy of any written form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor in excess of $200,000, (ii) any action or omission on the part of any Borrower or any of its Relevant Subsidiaries in connection with Hazardous Waste or Hazardous Substances that could result in the imposition of liability therefor, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) the filing of a Lien upon, against or in connection with any Borrower or any of its Relevant Subsidiaries, or any of their leased or owned Property, wherever located;

(l)            Other Governmental Notices.  Promptly and in any event within five Business Days upon receipt thereof by any Borrower or any of its Relevant Subsidiaries, a copy of any written notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any Permit with any Governmental Authority;

(m)          Material Changes.  Prompt written notice of any material breach or default under a Material Agreement or Debt Instrument by any Borrower or any of its Relevant Subsidiaries;

(n)           Disputes, Etc.  Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the best knowledge of each Borrower threatened, against any Borrower or any of its Relevant Subsidiaries which could have a Material Adverse Effect, or any material labor controversy of which any Borrower or any of its Relevant Subsidiaries has knowledge resulting in or considered to be likely to result in a strike against such Borrower or any of its Relevant Subsidiaries, (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of any Borrower or any of its Relevant Subsidiaries if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $200,000 and (iii) any claim or action that would cause a disclosure under Section 4.07;

(o)           Borrowing Base Oil and Gas Properties.  Promptly, notice of any  material destruction or loss not covered by insurance of any Borrowing Base Oil and Gas Properties having a PV9 of $200,000.00 or greater;

(p)           SEC Filings.  If and when filed by Red Mountain or Cross Border,

(i)          10-Q quarterly reports, Form 10-K annual reports, and form 8-K current reports,

(ii)         Any other filings made by Red Mountain or Cross Border with the SEC,

(iii)        Any amendments, restatements, or other modifications to its Governing Agreements,

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(iv)        Copies of each Borrower’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and provided, that the documents required to be furnished pursuant to Sections 5.06(p)(i), (p)(ii) or (p)(iii) may be delivered electronically and if so furnished shall be deemed furnished on the date on which such documents are posted on the applicable Borrower’s website or are posted on EDGAR.

(q)           Governing Agreements.  (i) Promptly after the filing thereof, any amendments, restatements or modifications to the Governing Agreements of any of the Relevant Subsidiaries (other than the Governing Agreements set forth in 5.06(p)(iii)); and (ii) at least 30 days prior to such change, any change in name, jurisdiction of incorporation, organization or formation of any Borrower or any of its Relevant Subsidiaries.

(r)            Other Information.  Promptly, such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of Borrowers and the other Loan Parties, as Lender may from time to time reasonably request.

Section 5.07                      Maintenance of Property.  Each Borrower shall, and shall cause each of its Related Subsidiaries to, maintain (or to the extent the right or obligation to do so rests with another Person, exercise reasonable efforts to cause such Person to maintain) its owned, leased, or operated Property in good condition and repair, normal wear and tear excepted, in all material respects.

Section 5.08                     Purchasers of Production.  Borrowers shall, and shall cause each of their Relevant Subsidiaries to, deliver to Lender, contemporaneously with the delivery of the Engineering Reports as provided in Section 5.06(d), an updated list of all purchasers of production of Hydrocarbons from the Borrowing Base Oil and Gas Properties, together with their addresses and phone numbers.

Section 5.09                      Use of Proceeds.  Borrowers shall use the proceeds of any Credit Extension (a) to refinance existing indebtedness secured by the Borrowing Base Oil and Gas Properties, (b) for the exploration, development, and acquisition of Oil and Gas Properties to be included as Borrowing Base Oil and Gas Properties, (c) for the payment of fees and expenses, including legal expenses, associated with the closing of this Agreement, (d) to support the issuance of any Letter of Credit, and (e) for working capital and other general corporate purposes that are of customary, recurring types in the oil and gas exploration and production business.

Section 5.10                      Title Information.  Borrowers shall from time to time upon the reasonable request of Lender, take such actions and execute and deliver such documents and instruments as Lender shall require to ensure that Lender shall, at all times, have received reasonably satisfactory title information (which information shall not be limited to title opinions) that (a) shall collectively cover at least 80% of the PV9 of the Proved Reserves and at least 80% of the PV9 of the PDP Reserves of the Borrowing Base Oil and Gas Properties, (b) shall be in form and content reasonably satisfactory to Lender, and (c) shall include opinions or other title information regarding the before payout and after payout ownership interests (where such distinction is applicable) held by Borrowers and any of their Relevant Subsidiaries for all wells located on the Borrowing Base Oil and Gas Properties.

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Section 5.11                      Further Assurances; Cure of Title Defects; Acceptable Security Interest.  Each Borrower shall, and shall cause each of its Relevant Subsidiaries to, cure promptly any defects in the creation and issuance of the Note and the execution and delivery of this Agreement and the other Loan Documents. Borrowers hereby authorize Lender to file any financing statements without the signature of any Borrower or any of its Relevant Subsidiaries to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents.  Each Borrower, at its expense will, and will cause each of its Relevant Subsidiaries to, promptly execute and deliver to Lender upon its reasonable request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of Borrowers and each of their respective Relevant Subsidiaries, as the case may be, in the Security Documents and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Note, or to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable Lender to exercise and enforce its rights and remedies with respect to any Collateral.  Within 90 days after receipt of (a) a written request by Lender to cure any title defects or exceptions that are not Permitted Liens raised by such information or (b) a written notice by Lender that Borrowers have failed to comply with Section 5.10 above, Borrowers shall (i) cure such title defects or exceptions that are not Permitted Liens or substitute acceptable Oil and Gas Properties as Borrowing Base Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to Lender satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and content satisfactory to Lender in its reasonable discretion as to the ownership of such Borrowing Base Oil and Gas Properties and Lender’s Liens and security interests therein as are required to maintain compliance with Section 5.10.  Any Borrower’s failure to cure such title defects or exceptions shall result in Lender’s right to disregard the affected Borrowing Base Oil and Gas Properties from the Borrowing Base and, if so disregarded, the Borrowers shall cure any applicable Borrowing Base Deficiency in accordance with Section 2.05(b)(i) (including, the pledging of additional Oil and Gas Properties.  In addition, Borrowers shall cause Lender to have an Acceptable Security Interest in all of the Borrowing Base Oil and Gas Properties free and clear of any Liens (except Permitted Liens) at all times.

Section 5.12                     Material Agreements.  Borrowers shall, and shall cause each other Loan Party to, comply in all material respects with all terms, conditions, or covenants of any Material Agreement in accordance with prudent industry practices.

Section 5.13                      Leases; Development and Maintenance.  Each Borrower shall, and shall cause each of its Relevant Subsidiaries to: (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Borrowing Base Oil and Gas Properties, (b) do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof (except termination of an Oil and Gas Property as a result of cessation of production or failure to conduct operations in the ordinary course of business according to prudent operator standards) or default thereunder, and operate or cause to be operated such Borrowing Base Oil and Gas Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Applicable Laws and any other Applicable Laws of every applicable Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of Oil and Gas Properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Borrowing Base Oil and Gas Properties pertain in a prudent manner consistent with industry standard practices.

Section 5.14                      Intentionally Omitted.

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Section 5.15                      Accounts.  Borrowers and the Relevant Subsidiaries shall maintain all their Primary Accounts with Lender and will not maintain any other such accounts or deposits with any other bank or financial institution except, with Lender’s written consent, incidental accounts to the extent Borrowers or the Relevant Subsidiaries and such bank or financial institution have executed and delivered a Deposit Account Control Agreement with respect to such incidental accounts naming Lender as secured party; provided that Borrowers and their Relevant Subsidiaries will have ninety (90) days after the Closing Date to close such Primary Accounts with other institutions and to establish such accounts and services with Lender and otherwise comply with the requirements of this Section 5.15.

Section 5.16                      Payment of Operators.  Borrowers shall pay the operators (including any contract operators) of the Borrowing Base Oil and Gas Properties all joint interest billings and other amounts owing under applicable Operating Agreements on a monthly basis, prior to the time that such joint interest billings and other monies owing become overdue, and in any event within ninety (90) days after the date of each applicable invoice therefore.

Section 5.17                      Operation of Borrowing Base Oil and Gas Properties.  Borrowers shall operate or, to the extent that the right of operation is vested in others, exercise all reasonable efforts to require the operator to operate the Borrowing Base Oil and Gas Properties and all wells drilled thereon and that may hereafter be drilled thereon, continuously and in a prudent and workmanlike manner and in all material respects in accordance with all Applicable Laws of the respective state in which the Borrowing Base Oil and Gas Property is situated and the United States of America, as well as all Applicable Laws of any Governmental Authority having jurisdiction to regulate the manner in which the operation of the Borrowing Base Oil and Gas Properties shall be carried on, and comply in all material respects with all terms and conditions of the Leases comprising part of the of the Borrowing Base Oil and Gas Properties, and any assignment or contract obligating Borrowers or any other Loan Party in any way with respect to the Borrowing Base Oil and Gas Properties; but nothing herein shall be construed to empower Borrowers or any other Loan Party to bind Lender to any contract obligation, or render Lender in any way responsible or liable for bills or obligations incurred by Borrowers or any other Loan Party.

Section 5.18                     Removal as Operator.  Until the Final Payment Date, and notwithstanding anything in any other document to the contrary, each Borrower shall immediately resign and remove itself as the operator of the Borrowing Base Oil and Gas Properties upon the written request of Lender if an Event of Default has occurred and is continuing under this Agreement or any other Loan Document.  If any Borrower is removed as operator pursuant to this Section 5.18, such Borrower will (i) immediately take any and all actions reasonably requested by Lender or its designee to facilitate a smooth transition of operatorship from such Borrower to a successor operator approved by Lender, (ii) refrain from taking any action to oppose, delay or otherwise hinder the efforts of that successor operator to assume operatorship of the Borrowing Base Oil and Gas Properties, and (iii) fully cooperate in good faith with all such efforts by Lender to pursue foreclosure and/or other rights and remedies available to Lender by law, equity or otherwise.

Section 5.19                      Intentionally Omitted.

Section 5.20                     Subordination Agreements.  Borrowers shall, and shall cause each other Loan Party and any other Person designated by Lender to, execute a Subordination Agreement covering any Debt owed by such Borrower other than Debt owing to Lender under the Loan Documents and the Green Shoe / Little Bay Debt.

Section 5.21                      Transfer Letters.  Promptly upon request by Lender at any time and from time to time, each Borrower shall execute such letters in lieu of transfer or division orders as are necessary or appropriate to transfer and deliver to Lender proceeds from or attributable to any Borrowing Base Oil and Gas Properties.

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Section 5.22                      Hydrocarbon Hedging.  One or more Borrowers shall have Acceptable Hydrocarbon Hedge Agreements in place at all times effectively hedging at least 50% of the oil volumes of Borrowers.  Borrowers will comply with all Acceptable Hydrocarbon Hedge Agreements existing or created on the Closing Date or entered into thereafter by any Borrower and not in violation of Section 6.15.

ARTICLE VI
NEGATIVE COVENANTS

Until the Final Payment Date, Borrowers shall comply with the following covenants.

Section 6.01                      Liens, Etc.  Unless consented to in writing by Lender, no Borrower shall, and no Borrower shall permit any of its Relevant Subsidiaries to, create, assume, incur, or suffer to exist any Lien on or in respect of any of its Property, whether now owned or hereafter acquired, or assign any right to receive proceeds therefrom, except that Borrowers and each of their respective Relevant Subsidiaries may create, incur, assume, or suffer to exist:

(a)           Liens granted under a Loan Document and securing the Total Obligations;

(b)           Liens securing Capital Leases; provided, that the Debt secured by such Liens (i) does not exceed $500,000 in the aggregate for the Borrowers and their respective Relevant Subsidiaries at any one time outstanding, (ii) is secured only by the Property leased under such Capital Leases and not any other Property of any Borrower or any of its Relevant Subsidiaries, and (iii) the principal amount of such Debt is not increased.

(c)           Liens securing equipment leases in the ordinary course of business; provided that the Debt secured by such Liens does not exceed $500,000 in the aggregate for the Borrowers and their respective Relevant Subsidiaries at any one time outstanding and is secured only by the equipment leased under such leases and not any other Property of any Borrower or any of its Relevant Subsidiaries;

(d)           Liens for Taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings; provided that such reserve as may be required by GAAP shall have been made therefor;

(e)           Liens or preferential purchase rights, rights of first refusal and similar rights in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, contractors, laborers, employees, operators, landlords, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings if such reserve as may be required by GAAP shall have been made therefor;

(f)            Liens to operators and non-operators under joint operating agreements, unitization and pooling agreements arising in the ordinary course of the business of any Borrower or any of its Relevant Subsidiaries to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings; if such reserve as may be required by GAAP shall have been made therefor;

(g)           Liens or trusts arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of Borrowers;

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(h)           easements, rights-of-way, covenants, liens, servitudes, rights, surface leases, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, including in respect of surface operations or for pipelines or power lines, none of which materially interfere with the ordinary conduct of the business of any Borrower or any of its Relevant Subsidiaries or materially detract from the value or use of the Property to which they apply;

(i)            rights reserved to or vested in any Governmental Authority to control or regulate any Property of any Borrower or any of its Relevant Subsidiaries, or to use such Property;

(j)            Liens under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas business for processing, producing, and selling Hydrocarbons securing obligations not constituting Debt and provided that such Liens do not secure obligations to deliver Hydrocarbons at some future date without receiving full payment therefor within ninety (90) days of delivery;

provided, that Liens described in clauses (b) through (j) above shall not constitute Permitted Liens upon the initiation of any foreclosure proceedings with regard to the Property encumbered by such Liens and; provided further, no intention to subordinate the first priority Lien granted in favor of Lender is hereby implied or expressed or is to be inferred by the permitted existence of such Permitted Liens;

(k)           Liens securing the purchase price of Property, including vehicles and equipment, acquired by any Borrower or any of its Relevant Subsidiaries in the ordinary course of business (including Liens existing under conditional sale or title retention contracts), provided that such Liens cover only the acquired Property and the aggregate unpaid purchase price as to the Borrowers and their respective Relevant Subsidiaries secured by such Liens does not exceed $500,000;

(l)            Liens that are permitted by an Intercreditor Agreement that secure the payment of obligations relating to Acceptable Hydrocarbon Hedge Agreements meeting the requirements of Section 6.15;

(m)           royalties and any overriding royalties, net profit interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production applicable to any Property of any Borrower provided, such items do not increase the working interest of any Borrower or reduce the net revenue interest of any Borrower in the Borrowing Base Oil and Gas Properties from those reflected on Exhibit A attached hereto;

(n)           all unit agreements, pooling agreements, operating agreements, farmout agreements, hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to any Property of any Borrower provided, such items do not increase the working interest of any Borrower or reduce the net revenue interest of any Borrower in the Borrowing Base Oil and Gas Properties from those reflected on Exhibit A attached hereto;

(o)           conventional rights of reassignment arising upon final intention to abandon or release any Property of any Borrower;

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(p)           calls on production under existing contracts that provide that the holder of such call on production must pay an index-based or current market price for any production purchased by virtue of such call on production;

(q)           limitations (including drilling and operating limitations) imposed on any Oil and Gas Property of any Borrower or any of its Relevant Subsidiaries by reason of the rights of subsurface owners or operators in a common property;

(r)            Liens set forth on Schedule 6.01;

(s)           Liens securing insurance premium financing arrangements to the extent permitted by Section 6.02, provided that such Liens are limited to the applicable insurance contracts; and

(t)           any other Liens, defects or irregularities which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the ordinary course of the business of any Borrower or any of its Relevant Subsidiaries or the use or ownership of any such Property subject thereto or affected thereby (as currently used or owned).

Section 6.02                      Debts, Guaranties, and Other Obligations.  No Borrower shall, and no Borrower shall permit any of its Relevant Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt, except:

(a)           Debt of Borrowers and their respective Relevant Subsidiaries under the Loan Documents;

(b)           unsecured Debt of Borrowers and their respective Relevant Subsidiaries in an aggregate amount not to exceed $500,000 at any one time outstanding;

(c)           Debt of Borrowers under Hedge Agreements with Swap Counterparties that are expressly permitted by the terms of Section 6.15; provided that such Debt shall be secured only by the Security Documents;

(d)           Debt of Borrowers and their respective Relevant Subsidiaries consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of Borrowers or any of their respective Relevant Subsidiaries in connection with the operation of their Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of respective Oil and Gas Properties;

(e)           the Subordinated Debt of Red Mountain existing on the date of this Agreement fully subordinated to the Obligations pursuant to the terms of a Subordination Agreement;

(f)            current liabilities for taxes, assessments or other governmental charges or levies, before the same shall become delinquent, incurred in the ordinary course of any Borrower’s or any of its Relevant Subsidiaries’ business;

(g)           Debt of Borrowers or any of their respective Relevant Subsidiaries incurred with respect to all or a portion of the purchase price of Property acquired in the ordinary course of business to the extent permitted by Section 6.01(j);

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(h)           Debt of Borrowers and their respective Relevant Subsidiaries incurred in connection with Sections 6.01(b) and 6.01(c) to the extent permitted therein;

(i)           Debt from time to time owing by a Borrower or any of its Relevant Subsidiaries to a Borrower or any other Relevant Subsidiary;

(j)           Debt associated with worker’s compensation claims, bonds or surety obligations required by Applicable Law or third parties in connection with the operation of Oil and Gas Properties;

(k)           endorsements of negotiable instruments for collection in the ordinary course of business;

(l)            cash management obligations and other Debt of Borrowers and their respective Relevant Subsidiaries in respect of netting services, overdraft protections and similar arrangements in connection with deposit accounts;

(m)          Debt representing deferred compensation to employees of any Borrower or any of its Relevant Subsidiaries in the ordinary course of business;

(n)           customary indemnification obligations or customary obligations in respect of purchase price or similar adjustments in connection with dispositions of Property permitted hereby or any investment permitted hereby;

(o)           Debt of Borrowers and their respective Relevant Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business not exceeding in the aggregate $500,000 at any one time outstanding; and

(p)           Debt set forth on Schedule 6.02.

Section 6.03                      Agreements Restricting Liens and Distributions.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the other Loan Documents) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property that serves as Collateral for this Agreement, whether now owned or hereafter acquired, to secure the Total Obligations or that requires the consent of or notice to other Persons in connection therewith; provided that, the foregoing shall not apply to restrictions and conditions imposed by Applicable Laws.  No Borrower shall, and no Borrower shall permit any of its Relevant Subsidiaries, to discount any of its accounts receivable, other than to minimize losses on bona fide debts previously contracted or the settlement of accounts and discounts granted in the ordinary course of business with respect to any of its Property other than the Collateral.

Section 6.04                      Merger or Consolidation, Etc.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, merge or consolidate with or into any other Person except (a) the merger of a Relevant Subsidiary into a Borrower or another Relevant Subsidiary, (b) the merger of a Borrower into another Borrower, or (c) the merger of Red Mountain into a wholly owned Subsidiary incorporated in Delaware for the purpose of changing Red Mountain’s domicile to Delaware; provided that, in each case, (i) at the time of such merger and immediately after giving effect thereto no Default exists, (ii) Borrowers shall have taken such actions and executed and filed such agreements and financing statements as are required so that Collateral Agent shall continue to have an Acceptable Security Interest in the Collateral and (iii) Borrowers provide at least thirty (30) days prior written notice of such proposed merger to Lender.

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Section 6.05                      Disposition of Property.  No Borrower shall, and no Borrower shall permit any of its Relevant Subsidiaries to, make any Disposition other than:

(a)           the sale of Hydrocarbons or Liquid Investments in the ordinary course of business;

(b)           the Disposition of equipment that is (i) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (ii) no longer necessary for the business of such Person, or (iii) contemporaneously replaced by equipment of at least comparable value and use;

(c)           the Disposition of Property by a Relevant Subsidiary to a Borrower or to a Relevant Subsidiary;

(d)           the Disposition of Equity Interests in Excluded Subsidiaries; and

(e)           so long as no Default or Event of Default exists, the Disposition of any Oil and Gas Property or of any interest therein or any Subsidiary owning Oil and Gas Properties between redeterminations of the Borrowing Base pursuant to Section 2.02, the aggregate loan value of which, as assigned thereto by Lender in the most recent setting of the Borrowing Base in accordance with the provisions of Section 2.02 equals ten percent (10%) or less of the amount of the then existing Borrowing Base; provided, however, in connection with any such transaction, the then existing Borrowing Base shall be automatically reduced by an amount equal to the loan value attributable to the relevant Borrowing Base Oil and Gas Properties subject to such Disposition and further provided, however, that, upon consummation of any such Disposition, if a Borrowing Base Deficiency exists, Borrowers shall proceed to cure such Borrowing Base Deficiency in accordance with the provisions of Section 2.05(b)(ii).

Section 6.06                      Restricted Payments.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, make any Restricted Payments.

Section 6.07                      Investments.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, (i) make or permit to exist any loans, advances, or capital contributions to, (ii) or make any investment in, or (iii) purchase or commit to purchase the Equity Interest of, evidences of indebtedness of or any other interests in, any Person, except:

(a)           Liquid Investments;

(b)           trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c)           subject to the terms of Section 6.15, investments in Hedge Agreements by a Borrower;

(d)           investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization, or in settlement of delinquent obligations, of, and other disputes with, customers, suppliers and other Persons obligated to any Borrower or any Subsidiary;

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(e)           Oil and Gas Properties and gathering systems or other Property related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America (including, the federal Outer Continental Shelf);

(f)           evidences of loans or advances not prohibited by the provisions of Section 6.02;

(g)           loans or advances to employees and officers of the Borrowers and their respective Subsidiaries made in the ordinary course of business for bona fide business purposes not to exceed $500,000 in the aggregate at any one time outstanding;

(h)           investments by Borrowers in their respective Relevant Subsidiaries or Persons that simultaneously with such investment become a Relevant Subsidiary, not exceeding $500,000 in the aggregate at any one time outstanding;

(i)           investments reflected in the Financial Statements referred to in Section 5.06 or which are disclosed on Schedule 6.07;

(j)           non-cash investments that do not adversely affect the ability of Borrowers to make payment of the Obligations, when due, or to comply with the terms of the Loan Documents; and

(k)           other investments not exceeding $500,000 in the aggregate at any one time outstanding for the Borrowers and their respective Relevant Subsidiaries.

Section 6.08                      Affiliate Transactions.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of its Affiliates, unless such transaction or series of transactions is on terms no less favorable to such Borrower or Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 6.09                      Compliance with ERISA.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly, in any material respect;

(a)           engage in, or permit any Subsidiary to engage in, any transaction in connection with which any Borrower or any Controlled Group member could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)           terminate, or permit any Subsidiary to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to Borrower or any Controlled Group member to the PBGC;

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(c)           fail to make, or permit any Subsidiary to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Borrower or any Controlled Group member is required to pay as contributions thereto;

(d)           permit to exist, or allow any Subsidiary to permit to exist, any unpaid minimum required contributions within the meaning of Section 4971 of the Code, whether or not waived, with respect to any Plan;

(e)           permit, or allow any Subsidiary to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by Borrower or any Controlled Group member which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(f)            assume an obligation to contribute to, or permit any Subsidiary to assume an obligation to contribute to, any Multiemployer Plan;

(g)           subject to Section 6.07, acquire, or permit any Subsidiary to acquire, an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA, and in either case, the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, and the withdrawal liability, if assessed, could be expected to result in a Material Adverse Change;

(h)           incur, or permit any Subsidiary to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)            assume an obligation to contribute to, or permit any Subsidiary to assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion without any material liability;

(j)            amend or permit any Subsidiary to amend, a Plan resulting in an increase in current liability such that Borrower or any Controlled Group member is required to provide security to such Plan under section 401(a)(29) of the Code; or

(k)           permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan.

Section 6.10                      Sale-and-Leaseback.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter such Borrower or any Subsidiary shall lease as lessee such Property or any part thereof or other Property that such Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

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Section 6.11                      Change of Business.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company and operations incidental thereto, nor will any Borrower or any of its Subsidiaries operate or carry on business in any jurisdiction other than the United States.

Section 6.12                      Organizational Documents, Material Agreements.  Without the prior written consent of Lender, no Borrower shall, and no Borrower shall permit any of its Subsidiaries to, (a) amend, restate or otherwise modify its Governing Agreements except for amendments thereof that do not have any adverse effect on the Secured Creditors’ rights and remedies under the Loan Documents, or (b) amend or otherwise modify any Debt Instrument or Material Agreements in a manner that could have a Material Adverse Effect.

Section 6.13                      Use of Proceeds; Letters of Credit.  Borrowers shall not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09.  Borrowers shall not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  Neither Borrowers nor any Person acting on behalf of Borrowers shall take, nor permit any of the Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulations T, U or X.

Section 6.14                      Gas Imbalances, Take-or-Pay or Other Prepayments.  Borrowers shall not allow gas imbalances, take-or-pay or other prepayments with respect to the Borrowing Base Oil and Gas Properties that would require Borrowers to deliver Hydrocarbons produced on a monthly basis from such Borrowing Base Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in Borrowers having net aggregate liability in excess of $50,000 for any calendar month.

Section 6.15                      Limitation on Hedging.

(a)           Speculative Purposes.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, be a party to or otherwise enter into or hold a speculative position in any commodities market or futures market or enter into any Hedge Agreement for speculative purposes.

(b)           Risk Management; Term.  No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, be party to or otherwise enter into any (i) Interest Hedge Agreement without the prior written consent of Lender, or (ii) Hydrocarbon Hedge Agreement unless (aa) such Hydrocarbon Hedge Agreement is an Acceptable Hydrocarbon Hedge Agreement, (bb) such Hydrocarbon Hedge Agreement does not contain any anti-assignment provisions restricting any Borrower or if such agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows:  “The interest and obligations arising under this agreement are non-transferrable and non-assignable, except that [company name] may assign and grant a security interest in its rights and interests hereunder to [Independent Bank] and its assigns (the “Lender”) as security for [company’s name] present and future obligations to Lender.  Until [hedge provider] is notified in writing by the Lender to pay to the Lender amounts due [company name] hereunder, [hedge provider] may continue to make such payments to [company name],” and (cc) such Hydrocarbon Hedge Agreement otherwise complies with the terms of this Agreement.

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Section 6.16                      Maintain Hedge Agreements.  No Borrower shall, amend, modify, liquidate, unwind or otherwise terminate any Hedge Agreements or transactions thereunder now or hereafter in effect, except with the written consent of Lender, which consent may be conditioned on, among other things, such then-existing Hedge Agreements and transactions thereunder being replaced with Hedge Agreements and transactions thereunder with terms satisfactory to Lender.

Section 6.17                      Additional Subsidiaries.  No Borrower shall, and no Borrower shall permit any of its Relevant Subsidiaries to create or acquire any Subsidiaries unless any such new Subsidiary at the time of its creation or acquisition becomes a Subsidiary Guarantor by the execution of a Guaranty.

Section 6.18                      Current Ratio.  Borrowers shall not permit the ratio of, as of the last day of each fiscal quarter of Red Mountain beginning with the fiscal quarter ending February 28, 2013, Borrowers’ and their consolidated Subsidiaries’ (a) consolidated current assets to (b) consolidated current liabilities, to be less than 1.00 to 1.00.  For purposes of this calculation (i) “current assets” shall include, as of the date of calculation, the Unused Commitment Amount of Lender, and (ii) “current liabilities” shall exclude, as of the date of calculation, the current portion of long–term Debt existing under this Agreement.

Section 6.19                      Funded Debt to EBITDAX Ratio.  Borrowers shall not permit, as of the last day of each fiscal quarter of Red Mountain commencing with the quarter ending February 28, 2013, the ratio of (a) consolidated Funded Debt of the Borrowers and their Subsidiaries, including Debt under this Agreement, as of such day to (b) the consolidated EBITDAX of the Borrowers and their Subsidiaries for the four-fiscal quarter period then ended, to be greater than 3.50 to 1.00; provided, however, for the period from and after the date of this Agreement through November 30, 2014, EBITDAX shall be calculated based upon actual from November 30, 2012, through the current fiscal quarter, annualized.

Section 6.20                      Interest Coverage Ratio.  Borrowers shall not permit, as of the end of each fiscal quarter of Red Mountain commencing February 28, 2013, the ratio of (a) the consolidated EBITDAX of the Borrowers and their Subsidiaries to (b) the Interest Expense of the Borrowers and their Subsidiaries, in each case for the four-fiscal quarter period then ended, to be less than 3.00 to 1.00; provided, for the period from and after the date of this Agreement through November 14, 2014, EBITDAX and Interest Expense shall be calculated based upon actual from November 30, 2012, through the current fiscal quarter, annualized.

Section 6.21                     Account Payables.  On and from the date of the first Compliance Certificate delivered pursuant to Section 5.06(b)(ii), no Borrower shall, and no Borrower shall permit any of its Subsidiaries to, allow any of their trade payables or other accounts payable to be past due for more than 90 days (except (a) in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established, provided that such Borrower remains in compliance with Section 6.01 hereof, (b) for such payables, which in the aggregate, do not exceed $50,000 and (c) for such payables that are not timely received by Borrowers).

Section 6.22                     Excluded Subsidiaries.  No Borrower shall permit any of its Excluded Subsidiaries to take any action prohibited under Article VI of this Agreement which could cause a Material Adverse Effect.

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Section 6.23                     Green Shoe / Little Bay Debt.  Red Mountain hereby waives any and all defaults by Cross Border, in respect of the Green Shoe / Little Bay Debt, whether occurring before or after the date hereof. Until the Final Payment Date, (a) Red Mountain shall not demand or accept from Cross Border, a Lien on any of Cross Border’s Properties, to secure or satisfy all or any part of the Green Shoe / Little Bay Debt; (b) Red Mountain shall not transfer or assign any of the Green Shoe / Little Bay Debt to any Person, except upon terms and conditions acceptable to Lender; (c) Red Mountain agrees not to commence, undertake, initiate or prosecute any enforcement action against Cross Border, including the exercise of any rights of setoff or recoupment, the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under any Debtor Relief Law, the seeking of relief from the automatic stay or from any other stay in any insolvency proceeding, and (d) Red Mountain agrees not to commence, undertake, initiate or prosecute against Cross Border any proceeding under any provision of any Debtor Relief Law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

ARTICLE VII
EVENTS OF DEFAULT; REMEDIES

Section 7.01                      Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default”:

(a)           Payment.  Borrowers default in the payment when due of (i) any principal under the Note, (ii) any installment of interest under the Note and such default shall remain unremedied in excess of three (3) days, (iii) any reimbursements, indemnifications, fees, or other amounts due and payable under this Agreement or any other Loan Documents and such default shall remain unremedied for five (5) days, or (iv) Debt of any Borrower under any Acceptable Hydrocarbon Hedge Agreement or Interest Hedge Agreement permitted or required under applicable provisions of this Agreement and such default shall remain unremedied in excess of the period of grace, if any, with respect thereto;

(b)           Representation and Warranties.  Any representation or warranty made or deemed to be made (i) by any Borrower (or any of its officers) in this Agreement or in any other Loan Document or (ii) by any Relevant Subsidiary (or any of its officers) in connection with any Loan Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed to be made;

(c)           Covenant Breaches.  Any Borrower, (i) fails to perform or observe any term or covenant set forth in Section 5.03(a) (with respect to the existence of such Borrower or any of its Subsidiaries), Section 5.09, or Article VI of this Agreement, or (ii) fails to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document that is not covered in clause (i) above and such failure remains unremedied for a period of thirty (30) days after written notice specifying such default has been given to Borrowers by Lender;

(d)           Cross-Defaults.  (i) any Borrower or any of its Relevant Subsidiaries fails to pay any principal of or premium or interest on its Debt that is outstanding in a principal amount of at least $200,000 individually or when aggregated with all such Debt of such Borrower and any of its Relevant Subsidiaries so in default (but excluding Debt evidenced by the Note) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in any Debt Instrument; (ii) any other event shall occur or condition shall exist under any Debt Instrument that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $200,000 individually or when aggregated with all such Debt of such Borrower or any of its Relevant Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt in a principal amount of at least $200,000 individually or when aggregated with all such Debt of such Borrower or any of its Relevant Subsidiaries shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

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(e)           Insolvency; Bankruptcy.  (i) Any Borrower or any of its Relevant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against any Borrower or any of its Relevant Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against any Borrower or any of its Relevant Subsidiaries either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding shall occur; or (iii) any Borrower or any of its Relevant Subsidiaries, shall take any action to authorize any of the actions set forth above in this Section 7.01(e);

(f)            Judgments.  There is entered against (i) any Borrower or any of its Relevant Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $1,000,000 (to the extent not covered by independent third-party insurance), or (ii) any Borrower or any of its Relevant Subsidiaries one or more monetary or non-monetary final judgments that could have, individually or in the aggregate, a Material Adverse Effect;

(g)           Termination Events.  Any Termination Event with respect to a Plan occurs, and, 30 days after the occurrence of such Termination Event, regardless of whether notice thereof has been given to Lender, such Termination Event is not corrected;

(h)           Plan Withdrawals.  Any Borrower or any member of the Controlled Group as employer under a Multiemployer Plan makes a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability in a material annual amount;

(i)            Change in Control.  A Change in Control occurs;

(j)            Loan Documents.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on any Borrower or any of its Relevant Subsidiaries by reason of any act or omission of any Borrower or any of its Relevant Subsidiaries, or any such Person contests the full force and effect or validity thereof, or any such Person shall so state in writing;

(k)           Security Documents.  (i) Lender fails to have an Acceptable Security Interest in any portion of the Collateral having a value greater than $500,000 or (ii) any Security Document shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such instrument in accordance with the terms of such instrument, or cease to be in full force and effect, or shall be contested by any Borrowers or any other Loan Party;

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(l)            Potential Failure of Title.  The title to any of the Borrowing Base Oil and Gas Properties, or any material part thereof, shall become the subject matter of litigation before any Person, Governmental Authority or arbitrator that could have a Material Adverse Effect with respect to any Borrower’s or other Loan Party’s title to such Borrowing Base Oil and Gas Properties or right to receive the production of Hydrocarbons or proceeds of production of Hydrocarbons thereof and, if the portion of such Borrowing Base Oil and Gas Property that is the subject of such litigation is disregarded for purposes of calculating the Borrowing Base, a Borrowing Base Deficiency would result solely for purposes under this Section 7.01(l); or

(m)          Management.  Alan Barksdale shall cease to be the Chief Executive Officer of Red Mountain or the Chairman of Cross Border and is not replaced with a responsible officer acceptable to Lender within thirty (30) days.

Section 7.02                      Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to Section 7.01(e)) shall have occurred and be continuing, then, and in any such event,

(a)           Lender (i) may by notice to Borrowers, declare the obligation of Lender to make extensions of credit hereunder, including making Advances and issuing, increasing, or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) may by notice to Borrowers, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by Borrowers;

(b)           Borrowers shall, on demand of Lender, deposit with Lender into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Total Obligations; and

(c)           Lender may proceed to enforce its rights and remedies hereunder and under any other Loan Document by appropriate proceedings.

Section 7.03                      Automatic Acceleration of Maturity.  If any Event of Default pursuant to Section 7.01(e) shall occur,

(a)           (i) the obligation of Lender to make extensions of credit hereunder, including making Advances and issuing, increasing, or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by Borrowers;

(b)           Borrowers shall deposit with Lender into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Total Obligations; and

(c)           Lender may proceed to enforce its rights and remedies hereunder and under any other Loan Document by appropriate proceedings.

Senior First Lien Secured Credit Agreement – Page 59

Section 7.04                      Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrowers against any and all of the Obligations of Borrowers now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not Lender shall have made any demand under this Agreement or such other Loan Documents.  Lender agrees to notify Borrowers after any such set-off and application made by Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

Section 7.05                      Non-exclusivity of Remedies.  No remedy conferred upon Lender is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06                      Application of Proceeds.  From and during the continuance of any Event of Default, and subject to the terms of any Intercreditor Agreement, any monies or Property actually received by Lender pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document, or any other Loan Document with Borrowers or any other Loan Party that secures any of the Total Obligations, shall be applied in the following order:

(a)           First, to the payment of all amounts, including without limitation costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to Lender under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, and any applicable law;

(b)           Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, (i) to the payment of the Obligations then due and payable, in the following order: (1) fees and expenses not covered in (a) above, (2) accrued and unpaid interest hereunder, then (3) to outstanding Obligations with respect to Letters of Credit, outstanding principal under the Advances and (ii) to the payment of any Non-Lender Swap Counterparty Obligations under any Hedge Agreement; and

(c)           Third, the remainder, if any, to Borrowers, its respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VIII
RESERVED

ARTICLE IX
SECURITY FOR THE TOTAL OBLIGATIONS

Section 9.01                      Grant of Liens and Security Interests.  As security for the Total Obligations owed to the Secured Creditors under this Agreement, the other Loan Documents and any Hedge Agreement, each Borrower grants, assigns, transfers and conveys to Lender, for the ratable benefit of the Secured Creditors, an Acceptable Security Interest in the Collateral subject only to the Permitted Liens.

Senior First Lien Secured Credit Agreement – Page 60

Section 9.02                      Release of Liens; Financing Statements; Release.  Following the Final Payment Date, (a) Lender will deliver to the Borrowers at the Borrowers’ expense, releases of all Liens arising under the Security Documents with an acknowledgment that the same have been terminated, and (b) Lender, on one hand, and Borrowers, on the other hand, shall deliver to each other a general release of all liabilities and obligations of each of them under this Agreement, the other Loan Documents and any Hedge Agreements.

Section 9.03                      All Obligations are Pari Passu.  The Total Obligations owed to the Secured Creditors under the Loan Documents and any Hedge Agreement shall be pari passu, pursuant to the terms of any Intercreditor Agreement, and the Total Obligations shall be secured ratably, for the benefit of the Secured Creditors, by the Liens granted pursuant to the Security Documents.

Section 9.04                      Power of Attorney.   Borrowers hereby grant to Lender a power of attorney and irrevocably constitutes and appoints Lender, and any officer or agent thereof, with full power of substitution, as Borrowers’ and each other Loan Party’s true and lawful attorney-in-fact, with full irrevocable power and authority in the place and stead of Borrowers and each other Loan Party, for the purpose of, whenever an Event of Default has occurred and is continuing, (i) taking any and all appropriate action to preserve, protect, perfect or enforce any Liens in favor of Collateral Agent for the benefit of the Secured Creditors and (ii) executing, on behalf of Borrowers and each other Loan Party, documents related to the enforcement of Collateral Agent’s rights and remedies under the Loan Documents, including the execution of any document to be filed with or approved by any Governmental Authority in connection with a foreclosure on any of the Collateral and the completing of letters in lieu of transfer orders.  This power of attorney is a right coupled with an interest and will be irrevocable for as long as any of the Total Obligations remain outstanding.

ARTICLE X
MISCELLANEOUS

Section 10.01                   Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrowers or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.02                   Notices, Etc.  All notices and other communications shall be in writing (including, without limitation, facsimile) and mailed by certified mail, return receipt requested, transmitted by facsimile, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule 1 or at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when so mailed, transmitted by facsimile, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when facsimile transmission is completed or when delivered by such messenger or courier, respectively, except that notices and communications to Lender pursuant to Article II shall not be effective until received by Lender.

Section 10.03                    No Waiver; Remedies.  No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Senior First Lien Secured Credit Agreement – Page 61

Section 10.04                   Costs and Expenses.  Borrowers shall pay on demand (a) all reasonable out-of-pocket costs and expenses of Lender in connection with the preparation, execution, waiver, delivery, administration, modification, and amendment of this Agreement and the other Loan Documents including, without limitation, the reasonable fees and reasonable out-of-pocket expenses of counsel for Lender with respect to advising Lender as to its rights and responsibilities under this Agreement, and (b) all reasonable out-of-pocket costs and expenses, if any, of Lender (including, without limitation, reasonable counsel fees and expenses of Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement and the other Loan Documents following the occurrence and during the continuance of an Event of Default.

Section 10.05                   Binding Effect.  This Agreement shall become effective as provided in Section 3.01 and thereafter shall be binding upon and inure to the benefit of Borrowers, each Secured Creditor and their respective permitted successors and assigns, except that Borrowers shall not have the right to assign their rights or delegate their duties under this Agreement or any interest in this Agreement without the prior written consent of Lender.

Section 10.06                    Participations; Etc.  Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents; provided, that Lender shall not make any sale or transfer of any Obligations or any Loan Document to a Person who is not a U.S. Person as defined in Section 7701(a)(30) of the Code without the prior written consent of the Borrowers.  Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by Lender regarding Borrowers and the other Loan Parties, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).  Lender agrees to deliver to Borrowers copies of all U.S. Internal Revenue forms or certificates requested by Borrowers in connection with the Loan Documents.

Section 10.07                   Indemnification.  BORROWERS AND EACH OTHER LOAN PARTY SHALL JOINTLY AND SEVERALLY INDEMNIFY, PROTECT AND HOLD HARMLESS LENDER, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES AND ADVISORS (INCLUDING ATTORNEYS, ACCOUNTANTS AND EXPERTS) FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL) THAT MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THEM IN ANY WAY ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (A) INCLUDING ANY SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED’S OWN NEGLIGENCE OR STRICT LIABILITY, (B) INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS AND ANY LIABILITIES ARISING UNDER ENVIRONMENTAL LAW, AND (C) INCLUDING, WITHOUT LIMITATION, ANY SUCH OTHER LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM ANY LITIGATION, LEGAL PROCEEDING OR OTHER TYPE OF ACTION, REGARDLESS OF WHETHER ANY PARTY BEING INDEMNIFIED IS PARTY TO SUCH LITIGATION, LEGAL PROCEEDING OR OTHER ACTION, BUT EXCLUDING ANY SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

Senior First Lien Secured Credit Agreement – Page 62

Section 10.08                    Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.09                    Survival of Representations, Etc.  All representations and warranties contained in this Agreement or made in writing by or on behalf of Borrowers in connection herewith shall survive at all times, including, without limitation, the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of Lender, none of which investigations shall diminish Lender’s right to rely on such representations and warranties. All obligations of Borrower provided for in Sections 2.13, 10.04, and 10.07 shall survive at all times, including, without limitation, (i) any termination of this Agreement and repayment in full of the Obligations, and (ii) termination of the Hedge Agreement(s) with any Non-Lender Swap Counterparty and repayment in full of any Non-Lender Swap Counterparty Obligations pursuant thereto.

Section 10.10                    Severability.  In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 10.11                    Business Loans.  Each Borrower warrants and represents that the Credit Extensions evidenced by the Note are and shall be for commercial purposes as provided in Section 306 of the Texas Finance Code.  At all such times, if any, as the Texas Finance Code shall establish a Maximum Rate, the Maximum Rate shall be the indicated rate ceiling for the weekly ceiling, as provided in Section 303.003 of the Texas Finance Code, from time to time in effect.

Section 10.12                   Governing Law; Submission to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.  Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts), shall not apply to this Agreement, the Note, or the transactions contemplated hereby and (b) to the extent that Lender may be subject to Texas law limiting the amount of interest payable for its account, Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect.  Each Letter of Credit shall be governed by either the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by Lender).  Each Borrower hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court.  Each Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding.  Each Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to Borrowers at their address set forth in this Agreement.  Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this section shall affect the rights of Lender to serve legal process in any other manner permitted by the law or affect the right of Lender to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction.

Senior First Lien Secured Credit Agreement – Page 63

Section 10.13                   WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

Section 10.14                    USA Patriot Act.  Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow Lender to identify each Borrower in accordance with the Act.

Section 10.15                    NO PRIOR OR ORAL AGREEMENTS.  THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH BORROWER HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS SUPERSEDE IN ALL RESPECTS THE TERMS CONTAINED IN ANY TERM SHEET RELATING TO THE TRANSACTIONS HEREUNDER EXECUTED PRIOR TO THE CLOSING DATE.

Section 10.16                    Confidentiality.  Each of Lender and Collateral Agent agree to keep confidential all non-public information provided to it by any Borrower or any of its Subsidiaries pursuant to this Agreement that is designated by such Borrower or Subsidiary as confidential; provided that nothing herein shall prevent Lender or Collateral Agent from disclosing any such information (a) to any participant or assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (b) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (c) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Applicable Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Section,

Senior First Lien Secured Credit Agreement – Page 64

(h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.  Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

(Signature pages follow.)

Senior First Lien Secured Credit Agreement – Page 65

EFFECTIVE as of the date first above written.

RED MOUNTAIN RESOURCES, INC.,
a Florida corporation

By:	/s/ Alan W. Barksdale
Alan W. Barksdale
President & Chief Executive Officer

CROSS BORDER RESOURCES, INC.,
a Nevada corporation

By:	/s/ Kenneth Lamb
Kenneth Lamb
Chief Accounting Officer

BLACK ROCK CAPITAL, INC.,
an Arkansas corporation

By:	/s/ Alan W. Barksdale
Alan W. Barksdale
President

RMR OPERATING, LLC,
a Texas limited liability company

By:	/s/ Alan W. Barksdale
Alan W. Barksdale
President

Senior First Lien Secured Credit Agreement – Signature Page

LENDER/COLLATERAL AGENT:

INDEPENDENT BANK, a Texas banking corporation

By:	/s/ John Davis
John Davis
Executive Vice President

Senior First Lien Secured Credit Agreement – Signature Page

EXHIBIT A
BORROWING BASE OIL AND GAS PROPERTIES

EXHIBIT B
NOT APPLICABLE

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE

[Date]

Independent Bank
3090 Craig Drive
McKinney, Texas 75070
Attention:  _________________

Re:

Ladies and Gentlemen:

Pursuant to applicable requirements of the Senior First Lien Secured Credit Agreement, the undersigned individual, as a Responsible Officer of _____________________ hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

1.            To the best of the knowledge of the undersigned, no Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.

2.            To the best of the knowledge of the undersigned, the following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:

The compliance of the Borrowers, on a combined consolidating basis, with the financial covenants of the Credit Agreement, as of the close of business on ___________, is evidenced by the following:

Section 6.18:  Current Ratio

Required	Actual
Not less than 1.00 to 1.00	________ to 1.00

Section 6.19:  Funded Debt to EBITDAX Ratio

Required	Actual
Not greater than 3.50 to 1.00	________ to 1.00

Section 6.20: Interest Coverage Ratio

Required	Actual
Not less than 3.00 to 1.00	________ to 1.00

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Senior First Lien Secured Credit Agreement.

Very truly yours,

of

Senior First Lien Secured Credit Agreement – Signature Page

EXHIBIT D
FORM OF NOTE

PROMISSORY NOTE

(this “Note”)

$100,000,000.00	Dallas, Texas	February __, 2013

FOR VALUE RECEIVED and WITHOUT GRACE (except to the extent, if any, provided in the Credit Agreement (referred to hereinafter), the undersigned (“Maker”, whether one or more, and if more than one, with liability hereunder being joint and several) promises to pay to the order of INDEPENDENT BANK, a Texas banking corporation (“Payee”), at the Primary Lending Office (as such term is defined in the Credit Agreement referred to hereinafter) the principal sum of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00) or such lesser amount thereof as may be advanced against this Note and remains unpaid pursuant to the Senior First Lien Secured Credit Agreement dated as of February ___, 2013 by and among Maker and Payee (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to such terms in the Credit Agreement.

This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.

Without being limited thereto or thereby, this Note is secured by the Security Documents.

Promissory Note – Page 3

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.  Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts), shall not apply to this Note, or the transactions contemplated hereby and (b) to the extent that Lender may be subject to Texas law limiting the amount of interest payable for its account, Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect.

MAKERS:

RED MOUNTAIN RESOURCES, INC.,
a Florida corporation

By:
Alan W. Barksdale
President & Chief Executive Officer

CROSS BORDER RESOURCES, INC.,
a Nevada corporation

By:
Kenneth Lamb
Chief Accounting Officer

BLACK ROCK CAPITAL, INC.,
an Arkansas corporation

By:
Alan W. Barksdale
President

RMR OPERATING, LLC,
a Texas limited liability company

By:
Alan W. Barksdale
President

EXHIBIT E
FORM OF NOTICE OF BORROWING

[FORM OF BORROWING REQUEST]

[Date]

Independent Bank
3090 Craig Drive
McKinney, Texas 75070
Attention:  _________________

Re:

Ladies and Gentlemen:

Pursuant to the Senior First Lien Secured Credit Agreement, the undersigned hereby make the request indicated below:

1.	Loans

a.	Amount of new Loan: $

b.	Requested funding date: ________ , 20__

CERTIFICATION

The undersigned individual certifies that [s]he is the _______________ of ______________________, has obtained all consents necessary, and as such [s]he is authorized to execute this request on behalf of __________________________. The undersigned individual further certifies, represents and warrants on behalf of _______________________, that ________________________ is entitled to receive the requested borrowing under the terms and conditions of the Credit Agreement and that, to the best knowledge of such undersigned individual, there exists as of the date hereof neither a Default nor an Event of Default under the Credit Agreement.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

of

EXHIBIT F
NOT APPLICABLE

SCHEDULE 1
BORROWERS AND LENDER INFORMATION

Each of the commitments to lend set forth herein is governed by the terms of the Senior First Lien Secured Credit Agreement, which provides for, among other things, Borrowing Base limitations which may restrict Borrower’s ability to request (and the Lenders’ obligation to provide) Credit Extensions to a maximum amount which is less than the commitments set forth in this Schedule 1.

Lender:
INDEPENDENT BANK
3090 Craig Drive
McKinney, Texas 75070
Attention:  John Davis
Telephone:  214.720.1208
Facsimile:  214.740.9400
Email:  jdavis@independent-bank.com

Borrowers:
RED MOUNTAIN RESOURCES, INC.,
a Florida corporation
2515 McKinney Avenue, Suite 900
Dallas, Texas  75201
Telephone:  214.871.0400
Facsimile:  214.871.0406

Attn:  Alan W. Barksdale, President & CEO
Email: alan@redmountainresources.com

Attn:  Hilda Kouvelis, CAO
Email:  Hilda@redmountainresources.com

Attn:  Michael Uffman, CFO
Email:  Michael@redmountainresources.com

CROSS BORDER RESOURCES, INC.,
a Nevada corporation
2515 McKinney Avenue, Suite 900
Dallas, Texas  75201
Telephone:  214.871.0400
Facsimile:  214.871.0406

Attn:  Kenneth Lamb, CAO
Tel:  214.871.0400; Fax: 214.871.0406
Email: Kenneth@redmountainresources.com

Attn: Earl Sebring, Interim President
Tel: 432.684.6044; Fax: 214.871.0406
Email: earl@sebringexploration.com

BLACK ROCK CAPITAL, INC.
an Arkansas corporation
2515 McKinney Avenue, Suite 900
Dallas, Texas  75201
Telephone:  214.871.0400
Facsimile:  214.871.0406

Attn:  Alan W. Barksdale, President
Email: alan@redmountainresources.com

Attn:  Hilda Kouvelis, CAO
Email:  Hilda@redmountainresources.com

Attn:  Michael Uffman, CFO
Email:  Michael@redmountainresources.com

RMR OPERATING, LLC
2515 McKinney Avenue, Suite 900
Dallas, Texas 75201
Tel: 214.871.0400; Fax: 214.871.0406

Attn:  Alan W. Barksdale, President
Email: alan@redmountainresources.com

Attn:  Hilda Kouvelis, CAO
Email:  Hilda@redmountainresources.com

Attn:  Michael Uffman, CFO
Email:  Michael@redmountainresources.com

Attn: Tommy Folsom, EVP – Director of E&P
Email: tommy@redmountainresources.com

Lender:
Independent Bank Commitment: $20,000,000.00	Primary Lending Office 3090 Craig Drive McKinney, Texas 75070 Attn: John Davis Email: jdavis@independent-bank.com